UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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System1, Inc.
(Name of Registrant as Specified in Its Charter)

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4235 Redwood Avenue
Los Angeles, California 90066
LETTER TO STOCKHOLDERS
April 29, 2024
Dear Stockholder:
You are cordially invited to attend this year’s annual meeting of stockholders of System1, Inc. on Tuesday, June 11, 2024, at 11:00 a.m. Pacific Time. The annual meeting will be a completely “virtual” meeting. You will be able to attend the annual meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.virtualshareholdermeeting.com/SST2024 and entering the company number and control number included on your proxy card or in the instructions that accompany your proxy materials.
Details regarding admission to the annual meeting and the business to be conducted at the annual meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Whether or not you plan to attend the annual meeting, your vote is very important and we encourage you to vote promptly. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting. For specific instructions on voting, please refer to the instructions on your enclosed proxy card. If you attend the annual meeting you will have the right to revoke the proxy and vote your shares virtually at the meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.
Sincerely yours,
/s/ Michael Blend
MICHAEL BLEND
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

SYSTEM1, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 19, 2023

When	Tuesday, June 11, 2024 at 11:00 a.m. PT		How to Vote in Advance
Where	Virtually at www.virtualshareholdermeeting.com/SST2024	By Mail	Complete, sign, date and return your proxy card or voting instruction form in the envelope provided
Proposal 1	Election of three nominees named in the proxy statement to serve as Class II directors on the Board of Directors. The Board of Directors recommends a vote “FOR” each nominee.	By Internet	You can vote your shares online at www.proxyvote.com
Proposal 2
Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024. The Board of Directors recommends a vote “FOR”.
		By Phone	You can vote your shares by calling 1-800-690-6903
Proposal 3	Approval of the System1, Inc. 2024 Stock Appreciation Rights Plan. The Board of Directors recommends a vote “FOR”.
Any other business which may properly come before the annual meeting or any adjournment or postponement. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to stockholders.		Your vote is important. Please vote as soon as possible by one of the methods shown above. Be sure to have your proxy card, voting instruction form or Notice of Internet Availability in hand and follow the below instructions:
Who Can Vote	Only owners of record of the Company’s issued and outstanding common stock as of the close of business on April 25, 2024. Each share of common stock is entitled to one vote.	IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2024
Date of Mailing	We intend to mail Proxy Materials on or about May 1, 2024.

This Proxy Statement and the proxy card are first being mailed to our stockholders on or about May 1, 2024. In accordance with Securities and Exchange Commission (“SEC”) rules, we are advising our stockholders of the Internet availability of our proxy materials related to our forthcoming Annual Meeting. Because we have elected to utilize the “full set delivery” of materials option, we are delivering paper copies of all of the proxy materials to all our stockholders, as well as providing access to those proxy materials on a publicly accessible website. This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available to our stockholders at https://ir.system1.com/financials/sec-filings/default.aspx. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC, except for exhibits, will be furnished without charge to any of our stockholders upon written request to System1, Inc., 4235 Redwood Avenue, Los Angeles, California 90066, Attention: Corporate Secretary. This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, are also available on the SEC’s website at www.sec.gov.
SYSTEM1, INC.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Michael Blend
MICHAEL BLEND
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
Los Angeles, California
Dated: April 29, 2024

i

SYSTEM1, INC.
4235 Redwood Avenue
Los Angeles, California 90066
PROXY STATEMENT SUMMARY
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of System1, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. This Proxy Statement and related materials are first being mailed to stockholders on or about May 1, 2024. References in this Proxy Statement to the “Company,” “we,” “us,” “our,” and similar terms refer to System1, Inc. and its consolidated subsidiaries, and references to the “Annual Meeting” are to the 2024 annual meeting of stockholders. When we refer to the Company’s fiscal year, we mean the annual period ended on December 31, 2023. This Proxy Statement covers our 2023 fiscal year, which reflects the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries for the fiscal year ending December 31, 2023.
This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.
Our Annual Meeting

Date and Time	June 11, 2024 at 11:00 a.m. PT	Place	Virtually at www.virtualshareholdermeeting.com/SST2024
Record Date	April 25, 2024	Who Can Vote	Only owners of record of the Company’s issued and outstanding Class A Common Stock and Class C Common Stock as of the close of business on April 25, 2024. Each share of Class A Common Stock and Class C Common Stock is entitled to one vote.
Number of Shares Outstanding as of Record Date
68,777,281 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and 21,203,676 shares of the Company’s Class C common stock, par value $0.0001 per share (“Class C Common Stock” and, together with the Class A Common Stock, “Common Stock”)

At the Annual Meeting, the stockholders of the Company will be asked to vote on the three proposals below. Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting, you should vote by using one of the methods described in these proxy materials. You may vote your shares at the Annual Meeting by voting via the Internet or by telephone as described in these proxy materials or by having your shares represented at the Annual Meeting by a valid proxy. If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee. Stockholders may submit questions by following the instructions available on the website for the Annual Meeting.

Item	Proposals	Board Vote Recommendations	Page#
1	Election of three (3) Class II directors.	FOR each director nominee	4
2	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for fiscal year ending December 31, 2024.	FOR	16
3	Approval of the System1 2024 Stock Appreciation Rights Plan	FOR	18
Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board of Directors.
The expenses of preparing, assembling, printing and mailing this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone, email or facsimile. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. The Company may retain the services of a proxy solicitation firm if, in the Board’s view, it is deemed necessary or advisable. Although the Company does not currently expect to retain such a firm, it estimates that the fees of such firm could be up to $20,000, plus out-of-pocket expenses, all of which would be paid by the Company.
Quorum Requirements
In order to constitute a quorum for the conduct of business at the Annual Meeting, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting must be present in person, by remote communication or represented by proxy. Under Delaware law, shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
Required Vote
Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the three Class II director nominees. Each share of our Common Stock outstanding on the record date is entitled to one vote on each other matter. For the election of directors, the nominees to serve as directors will be elected by a plurality of the votes cast by the stockholders entitled to vote at the election. You may vote “For” or “Withhold” with respect to each director nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have no effect on the election of directors. With respect to Proposals 2 and 3, approval of the proposal requires the affirmative vote of the holders of a majority of the votes cast on the matter.
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. Broker non-votes, if any, and shares voted “Withhold” will have no effect on the election of directors. For each of the other proposals, broker non-votes, if any, will not be counted in determining the number of votes cast and will have no effect on the approval of these proposals, but abstentions will have the same effect as negative votes. Proposal 2 regarding ratification of the appointment of our independent auditor is a routine matter. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares of Class A Common Stock on Proposal 2. Accordingly, we do not expect there to be any broker non-votes for Proposal 2. However, if your shares are held in an account at a bank or brokerage firm, that bank or brokerage will not be permitted to vote your shares of Class A

Common Stock with respect to Proposals 1 and 3, unless you provide instructions as to how your shares should be voted. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual Annual Meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.
If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 have each been sent directly to you.
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either a notice similar to the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 should have been provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.
Emerging Growth Company Status
The Company qualifies as an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and has elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

PROPOSAL 1: ELECTION OF THREE CLASS II DIRECTORS
    OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE CLASS I DIRECTOR NOMINEES LISTED BELOW.
General
Our Board currently comprises eleven (11) directors. Our amended and restated certificate of incorporation (our “Certificate of Incorporation”) provides for a classified Board consisting of three classes of directors. Class II currently consists of three (3) directors, each of whom has been nominated and is standing for re-election at the Annual Meeting. Class I and Class III each currently consists of four (4) directors. Each class serves a staggered three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire are elected to serve from the time of election and qualification until the third annual meeting following their election. Vacancies on our Board may be filled only by an affirmative vote of a majority of the directors then in office. A director elected by our Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, serves for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
Our Board has nominated the three (3) individuals listed in the table below for election as Class II directors at the Annual Meeting. If our stockholders elect the nominees listed below, they will hold office until the annual meeting of stockholders in 2027 or until their successors have been duly elected and qualified. All nominees are currently serving on our Board and have consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for any nominees other than those named below.
If any nominee is unable or does not qualify to serve, you or your proxy may vote for another nominee proposed by our Board. If for any reason any of these nominees proves unable or unwilling to stand for election or ceases to qualify to serve as a director, our Board will nominate an alternate or reduce the size of our Board to eliminate any resulting vacancies. Our Board has no reason to believe that any of the nominees would prove unable to serve if elected. Pursuant to the Shareholders Agreement dated January 27, 2022, certain individuals or entities who maintain ownership of a specified percentage of the outstanding Class A Common Stock may designate directors for election to the Board.
We seek directors with a broad range of qualifications, skills, and experience that would enhance Board effectiveness and strengthen our Board’s ability to carry out its oversight role on behalf of stockholders. Though we do not have a specific policy with respect to Board diversity, we consider diversity as one of many relevant factors when evaluating potential directors. As further described below, we consider diversity broadly when evaluating potential directors and may also consider factors such as a candidate’s relevant academic expertise and business or career experience, including experience in corporate management or as a board member or executive officer of another publicly traded company, to be relevant. In addition, we seek directors who have a high level of personal and professional integrity, strong ethics and values, and the ability to make mature, independent business judgments.
Recommendation of the Board of Directors
Our Board of Directors unanimously recommends that the stockholders vote FOR the election of the three (3) Class II director nominees, Moujan Kazerani, Frank Martire Jr. and Charles Ursini. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of all the director nominees.

Election of three (3) Class II Directors	OUR BOARD RECOMMENDS YOU VOTE “FOR” EACH DIRECTOR NOMINEE

Information About Our Director Nominees
The following table and biographical information sets forth certain information the director nominees. Such information is current as of April 25, 2024. The information presented below for each director nominee includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business.

Name	Age	Position	Director Since
Moujan Kazerani	48	Director	2022
Frank Martire Jr.	76	Director	2022
Charles Ursini	48	Director; Co-Founder—President & Chief Operating Officer	2024

Moujan Kazerani has been a member of our Board of Directors since January 2022. She has been a Founding Partner of Stibel Investments since co-founding it in December 2010, and Bryant Stibel since co-founding it in November 2013. Previously, Ms. Kazerani served as General Counsel, Chief Compliance Officer & Head of HR and Culture at Dun & Bradstreet Credibility Corporation and later as Leader of Global Corporate Strategy for D&B from September 2010 to July 2017. Prior to D&B, Ms. Kazerani served as General Counsel & Secretary at Zag.com which launched and merged with TrueCar, Inc. from November 2006 to September 2010, and advised on the company’s compensation and audit committees of the board. Ms. Kazerani started her career as a corporate associate at Gibson, Dunn & Crutcher LLP. Ms. Kazerani currently serves on the board of directors of Revenue.IO. She received her JD from The UCLA School of Law and holds a bachelor’s degree in psychology from U.C. Berkeley. We believe Ms. Kazerani is qualified to serve on the System1 Board because of her substantial operational and executive experience.
Frank R. Martire, Jr. has been a member of our Board of Directors since January 2022. Mr. Martire has served as the Executive Chairman of NCR Corporation since May 2018. Previously, Mr. Martire served as Chairman of FIS from January 2017 to May 2018, Executive Chairman of FIS from January 2015 to December 2016, and chairman of the board and Chief Executive Officer of FIS from April 2012 to January 2016. Mr. Martire joined FIS as President and Chief Executive Officer after its acquisition of Metavante in October 2009, where he had served as chairman of the board and Chief Executive Officer since January 2003. Mr. Martire served as President and Chief Operating Officer of Call Solutions, Inc. from 2001 to 2003 and president and Chief Operating Officer, Financial Institution Systems and Services Group of Fiserv from 1991 to 2001. He has also served on the boards of Cannae Holdings, Inc. since November 2017 and Foley Trasimene since May 2020. Mr. Martire received a master's degree in finance from the University of New Haven and a bachelor's degree in economics from Sacred Heart University. Mr. Martire was nominated for appointment to the Board as one of Cannae Holdings’ two permitted designees to serve on the Company’s Board pursuant to the Shareholders Agreement, dated as of January 27, 2022 (the “Shareholders Agreement”), by and among the (i) Company, (ii) Trasimene Trebia, L.P. and BGPT Trebia LP (the “Trebia Sponsors”), (iii) Cannae Holdings, Inc. (“Cannae Holdings” and, together with the Trebia Sponsors, the “Trebia Investors”), (iv) Michael Blend, (v) Chuck Ursini, (vi) Nick Baker and (vii) Just Develop It Ltd. (“JDI” and, together with Messrs. Blend, Ursini and Baker, the “Founder Shareholders”). We believe Mr. Martire is qualified to serve on the System1 Board because of his extensive leadership experience at public companies.
Charles Ursini has been a member of our Board of Directors since April 2024. Mr. Ursini was a Co-Founder of the Company’s predecessor business, and currently serves as the Company’s President & Chief Operating Officer. Previously, Mr. Ursini served as the Company’s first chief executive officer from its initial founding as OpenMail in 2014 until 2019, and also served as a Director of OpenMail/S1 Holdco (the Company’s predecessor entities) until January 2022, when the Company’s business combination with Trebia Acquisition Corp. was consummated. Prior to System1, Mr. Ursini served in various roles at Leaf Group Ltd. (formerly Demand Media, Inc.) where he oversaw several business units including B.I., Analytics, Monetization & Optimization, and Demand Studios, and most recently held the position of Executive Vice President, Platforms. Prior to Leaf Group/Demand Media, Mr. Ursini was an analyst at Amazon, and started his career as a bond trader at Morgan Stanley and UBS. Mr. Ursini was the EY National Entrepreneur of the Year for Media, Entertainment & Communications in 2018, together with

System1’s other co-founder, Michael Blend. Mr. Ursini received a BBA in Finance & Accounting from Washington State University and his MBA from the University of Southern California. We believe Mr. Ursini is qualified to serve on the System1 Board because of his substantial operational and executive experience in the digital advertising and technology industries. Mr. Ursini was nominated for appointment to the Board as one of the Management Founders’ two permitted designees to serve on the Company’s Board pursuant to the Shareholders Agreement.
Information About Our Board of Directors
Our nominees for election as directors at our Annual Meeting are all currently serving as members of our Board. Information about each such nominee is set forth in the section above titled “Information About Our Director Nominees” and is incorporated into this section by reference.

Name	Age	Term Expires	Position	Director Since
Michael Blend	56	2025	Chairman and Chief Executive Officer	2013
Ryan Caswell	41	2025	Director	2024
John Civantos	56	2025	Director	2022
Tanmay Kumar	35	2025	Director	2023
Dexter Fowler	38	2026	Director	2022
Caroline Horn	54	2026	Director	2022
Jennifer Prince	51	2026	Director	2022
Taryn Naidu	46	2026	Director	2023
Michael Blend is System1’s co-founder and has served as System1’s chief executive officer since February 2021, and chairman of our Board of Directors (including our predecessor entities, OpenMail/S1 Holdco) since September 2013. Prior to System1, Mr. Blend was President/COO of Leaf Group Ltd., which he joined when Leaf Group acquired his data company, Hotkeys, in 2006. Prior to Hotkeys, Mr. Blend was vice president, corporate development for Jawbone from 2001 to 2003 and for Wedding Channel (acquired by The Knot) from 1999 to 2001. Mr. Blend currently serves on the board of directors of Nutrisystem, Inc. and Protected.net, and has previously served on the board of directors of leading digital marketing and technology companies, including Dynata, Data Axle, among others. Mr. Blend was also the chairman of the board of Stuff Media from 2016 until it was acquired by iHeart Media in 2018. Mr. Blend was the EY National Entrepreneur of the Year for Media, Entertainment & Communications in 2018, together with System1’s other co-founder, Charles Ursini. Mr. Blend received his JD from The University of Chicago, and holds a bachelor’s degree in mathematics from Duke University. We believe Mr. Blend is qualified to serve on the System1 Board of Directors because of his extensive business and leadership experience in the digital advertising and technology industries.
Ryan Caswell has been a member of our Board of Directors since April 2024. Mr. Caswell has served as the President of Cannae Holdings, Inc. (NYSE: CNNE), a publicly traded holding company, since February 2023, and previously served as its Senior Vice President of Corporate Finance from September 2020 to February 2023. Mr. Caswell also previously served as a Managing Director and Partner of Trasimene Capital Management, LLC, Cannae Holdings’ external manager until March 2024. Mr. Caswell leads the sourcing, execution, and management of many of Cannae Holdings investments and portfolio companies. He currently serves, or has previously served, on the board of directors of multiple companies, including Amerilife, CorroHealth, FC Lorient, TripleTree Holdings and WineDirect, among others, and previously served on the Company’s Board from June to August 2023. Prior to joining Cannae Holdings, Mr. Caswell previously served as a Managing Director in the investment banking division at BofA Securities. Mr. Caswell received his bachelor of arts in economics from Stanford University. Mr. Caswell was nominated for appointment to the Board as one of Cannae Holdings’ two permitted designees to serve on the Company’s Board pursuant to the Shareholders Agreement. We believe Mr. Caswell is qualified to serve on the System1 Board because of his extensive leadership experience at public companies.
John Civantos has been a member of our Board of Directors since February 2022. Mr. Civantos has been a Senior Partner at Avance Investment Management since April 2022. From August 2020 to March 2022, Mr. Civantos

served as Co-Head of Private Capital Group at MSD Partners, L.P. Prior to MSD Partners, Mr. Civantos served as a Managing Partner and was a member of the Investment Committee at Court Square Capital Partners, a U.S. middle market private equity firm, where he worked from April 2004 to March 2019. At Court Square Capital Partners, Mr. Civantos was primarily involved in the firm’s efforts investing in the Business Services and Technology sectors. Mr. Civantos received his BA from Duke University and his MBA from the Wharton School of the University of Pennsylvania. He also holds an M.A. in International Affairs from the Johns Hopkins School of Advanced International Studies. We believe Mr. Civantos is qualified to serve on the System1 Board of Directors because of his extensive financial and investing experience.
Tanmay Kumar has served as a member of our Board of Directors since August 2023. Mr. Kumar has over 12 years of investment and financial experience, and is currently an investment professional and Partner at Bridgeport Partners. Prior to Bridgeport Partners, Mr. Kumar was a Principal on the investment team at Motive Partners. Prior to Motive Partners, Mr. Kumar was an investment professional at Wafra, Inc., in the Alternative Investments Division. Prior to Wafra, Mr. Kumar was an investment professional at Phillips Academy Andover in the school’s Investment Office. Mr. Kumar serves as an advisor to Jiko Group, Inc., a technology company that owns and operates an OCC-chartered national bank and a registered broker-dealer. Mr. Kumar received a bachelor of arts in economics from New York University and is a CFA charterholder. We believe Mr. Kumar is qualified to serve on the System1 Board of Directors because of his extensive financial and investing experience.
Dexter Fowler has served as a member of our Board of Directors since January 2022 in connection with the closing of the Business Combination. Mr. Fowler was an American professional baseball outfielder who played in 14 Major League Baseball (MLB) seasons, most recently with the Los Angeles Angels, before retiring in 2023. Prior to the Angels, Mr. Fowler played for the St. Louis Cardinals from April 2017 to October 2020, for the Chicago Cubs from April 2015 to October 2016 and before that for the Houston Astros from April 2014 to October 2014. Mr. Fowler began his MLB career with the Colorado Rockies in 2004. Mr. Fowler also represented the United States in the 2008 Summer Olympics, as a member of the United States national baseball team. Mr. Fowler also served on the board of directors of Austerliz Acquisition Corporation I, a publicly traded special purpose acquisition company. We believe Mr. Fowler is qualified to serve on the System1 Board of Directors because of his professional experience and experience in serving public company boards of directors.
Caroline Horn has served as a member of our Board of Directors since January 2022 in connection with the closing of the Business Combination. Ms. Horn has been a Partner of Andreessen Horowitz since April 2012 where she provides strategic advice to portfolio founders and CEOs on how to assess, hire, develop and retain the best executive talent. Additionally, Ms. Horn has served as an advisor at Strava since April 2014 where she provides strategic advice on hiring and people related issues. Previously, Ms. Horn served as an Executive Recruiting Manager and Executive Recruiter for Global Leadership for Google, Inc. (NYSE: GOOGL) from September 2004 to April 2012. Ms. Horn holds a bachelor’s degree in Anthropology from Dartmouth College. We believe Ms. Horn is qualified to serve on the System1 Board of Directors because of her leadership experience and expertise in company scaling and technology sectors.
Jennifer Prince has served as a member of our Board of Directors since January 2022 in connection with the closing of the Business Combination. Ms. Prince is the Chief Commercial Officer of the Los Angeles Rams, an American football team in the National Football League, a position that she has held since December 2021. From December 2020 through December 2021 Ms. Prince served as the global VP and head of global content partnerships for Twitter, where she led the social network’s worldwide efforts engaging with media entities and individual creators since 2013. Prior to Twitter, Ms. Prince was head of industry for film and television at Google and head of media and entertainment at YouTube from April 2011 to August 2013. Ms. Prince was also SVP of advertising at Demand Media from June 2007 to April 2011. Ms. Prince currently serves on the board of directors of Versus Systems Inc., Hershey Entertainment & Resorts Company and Ghostcast Inc. Ms. Prince holds a bachelor’s degree in communications from U.C. Santa Barbara. We believe Ms. Prince is qualified to serve on the System1 Board of Directors because of her substantial leadership experience and media expertise.
Taryn Naidu has served as a member of our Board of Directors since August 2023. Mr. Naidu brings more than 20 years of entrepreneurial and executive experience across multiple technology-based industries serving as both CEO and COO. Mr. Naidu currently serves as a Partner & Executive Officer at Arrington Capital, which he has served since 2023. Prior to Arrington Capital, Mr. Naidu served as the COO at Rigetti Computing from 2019 to 2022, where he was instrumental in the business operations as well as leading multiple financing rounds for the company, including its public offering through a deSPAC merger. Prior to Rigetti Computing, Mr. Naidu was the CEO and a member of the Board of Directors of Rightside Group Ltd. upon its business separation from Leaf Group Ltd. in 2014, where he led one of the leading domain services companies until its sale to Identity Digital in 2017. Mr. Naidu received a B.Sc. in computer science from the University of Regina. We believe Mr. Naidu is qualified to serve on the System1 Board of Directors because of his substantial leadership experience and media expertise.

CORPORATE GOVERNANCE
We are committed to continually enhancing our strong corporate governance practices, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board of Directors sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board to serve as a prudent fiduciary for shareholders and to oversee the management of the Company’s business. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stockholders.
Director Independence
New York Stock Exchange (“NYSE”) listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board has considered information provided by the directors and management with regard to the business and personal activities, relationships and related party transactions of each director. Our Board has determined that Mmes. Horn, Kazerani and Prince and Messrs. Caswell, Civantos, Fowler, Kumar, Naidu and Martire are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Background and experience of directors
Our nominating and corporate governance committee is responsible for reviewing with our Board, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:
•personal and professional integrity;
•ethics and values;
•experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•experience in the industries in which we compete;
•leadership skills;
•experience as a board member or executive officer of another publicly held company;
•conflicts of interest; and
•practical and mature business judgment.
Role of the Board in risk oversight
Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks, and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our human capital and executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters, financial reporting, and cybersecurity. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our board of directors and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed about such risks through discussions from committee members. We believe that our board’s leadership structure supports effective risk management because it allows independent directors at the board level and on our committees to exercise oversight over management.
Board Leadership Structure
The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. The Board of Directors has determined that having the Company’s current Chief Executive Officer serve as Chairman is the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry and serves to foster greater communication between the Company’s management and the Board of Directors.
The Company does not have a lead independent director. Instead, all of the independent directors play an active role on the Board of Directors. The independent directors make up a majority of the Board of Directors, and a majority of the independent directors are or have been leaders in industry with a history of exercising critical thought and sound judgment. At executive sessions of the independent directors no presiding director is appointed and each of the independent directors is given the opportunity to raise issues, make comments or express views.
Attendance at Meetings
During the year ended December 31, 2023, our Board of Directors met ten (10) times, and acted by unanimous written consent five (5) times. Each member of the Board of Directors attended at least 75 percent of the meetings of our Board of Directors and the meetings of any of our board committees on which each member of the Board of Directors served that were held during the term of each such director. Our Board of Directors and each of the board committees also acted by way of various unanimous written consents during the year ended December 31, 2023. In addition, the compensation committee, the audit committee and the Board of Directors met, at times, without management present in executive session.
Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting of Stockholders, we encourage our directors to attend. We anticipate that at least a majority of our Board of Directors will attend the Annual Meeting.
Board Committees
Our Board of Directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Our Board of Directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.
The current composition of each board committee is set forth below.

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee
Michael Blend*
Ryan Caswell
John Civantos
Dexter Fowler
Catherine Horn			C
Moujan Kazerani	C
Tanmay Kumar
Frank R. Martire, Jr.		C
Taryn Naidu
Jennifer Prince
Charles Ursini

    Member
C    Chairperson
*    Chairman of the Board
Audit committee
Our audit committee consists of Frank R. Martire, Jr., Moujan Kazerani and Taryn Naidu, with Mr. Frank R. Martire, Jr. serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our Audit Committee be composed entirely of independent members. Our Board of Directors has affirmatively determined that Messrs. Martire and Naidu, and Mrs. Kazerani each meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of our Audit Committee also meets the financial literacy requirements of NYSE listing standards. In addition, our Board of Directors has determined that Mr. Martire qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our audit committee held twelve (12) meetings in 2023 and acted by unanimous written consent two (2) times.
Our audit committee is responsible for, among other things:
•selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;
•assisting the board of directors in evaluating the qualifications, performance, and independence of our independent auditors;
•assisting the board of directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;
•assisting the board of directors in monitoring our compliance with legal and regulatory requirements;
•assisting the board of directors in monitoring the performance of our internal audit function;
•reviewing with management and our independent auditors our annual and quarterly financial statements;

•establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and
•preparing the audit committee report found after the proposals presented in this proxy statement that the rules and regulations of the SEC require to be included in our annual proxy statement.
Our audit committee also reviews the related party transaction policy described under “Certain Relationships and Related Party Transactions.” Our audit committee operates under a written charter which is available on our website at https://ir.system1.com/governance/governance-documents/default.aspx.
Compensation committee
Our compensation committee consists of Moujan Kazerani, Taryn Naidu and Jennifer Prince, with Ms. Kazerani serving as chair. Our board of directors has determined that each of the compensation committee members is a non-employee member of our board of directors as defined in Rule 16b-3 under the Exchange Act. The composition of our compensation committee meets the requirements for independence under the current NYSE rules and current SEC rules and regulations. Decisions regarding the compensation of our executive officers have historically been made by the compensation committee. Our compensation committee held four (4) meetings in 2023.
The compensation committee is responsible for, among other things:
•reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board of directors), determining and approving our chief executive officer’s compensation level based on such evaluation;
•reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;
•reviewing and recommending the compensation of our directors;
•reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure when required by SEC rules;
•preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and
•reviewing and making recommendations with respect to our equity compensation plans.
Our compensation committee operates under a written charter which is available on our website at https://ir.system1.com/governance/governance-documents/default.aspx.
Nominating and corporate governance committee
Our nominating and corporate governance committee consists of Caroline Horn, John Civantos and Dexter Fowler, with Ms. Horn serving as chair. The composition of our nominating and governance committee meets the requirements for independence under the current NYSE rules and current SEC rules and regulations. Our nominating and corporate governance committee held three (3) meetings in 2023 and acted by unanimous written consent two (2) times.
The nominating and corporate governance committee is responsible for, among other things:

•assisting our board of directors in identifying prospective director nominees and recommending nominees to the board of directors;
•overseeing the evaluation of the board of directors and management;
•reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and
•recommending members for each committee of our board of directors.
Our nominating and corporate governance committee operates under a written charter which is available on our website at https://ir.system1.com/governance/governance-documents/default.aspx.
Compensation committee interlocks and insider participation
None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.
The Company’s Director Nomination Process
As indicated above, our nominating and corporate governance committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board of Directors are expected to possess. Under our nominating and corporate governance committee charter, these criteria include the following:
•personal and professional integrity;
•ethics and values;
•experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•experience in the industries in which we compete;
•leadership skills;
•experience as a board member or executive officer of another publicly held company;
•conflicts of interest; and
•practical and mature business judgment.
Our nominating and corporate governance committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our nominating and corporate governance committee then recommends that our Board of Directors select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders.
We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors. Our nominating and corporate governance committee charter requires that the committee consider each candidate’s qualities and skills and our nominating and corporate governance committee considers each candidate’s background, diversity, ability, judgment, skills and experience in the context of the needs and current make-up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations; finance; strategic planning; laws and regulations; government relations; and relevant industries, especially the ecommerce space. These considerations help ensure that the Board of Directors as a whole has the appropriate mix of diversity, characteristics, skills and experiences for the optimal functioning of the Board of

Directors in its oversight of our Company. As part of its periodic self-assessment process, the nominating and corporate governance committee reviews and evaluates its performance, including overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company. The nominating and corporate governance committee considers all of the criteria described above, including the candidate’s diversity, in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.
The nominating and corporate governance committee will consider nominees for the Board of Directors who are recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the Company’s next proxy statement. If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the Chair, nominating and corporate governance committee, c/o Corporate Secretary of the Company, System1, Inc., 4235 Redwood Avenue, Los Angeles, California 90066, by the deadline for stockholder proposals set forth in the Company’s last proxy statement, specifying the information required by the nominating and corporate governance committee charter. All such recommendations will be brought to the attention of the nominating and corporate governance committee, and the nominating and corporate governance committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.
General Nomination Right of All Stockholders. Any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Second Amended and Restated Bylaws (our “Bylaws”). In order for a stockholder’s director nomination to be timely, the stockholder must deliver written notice to our secretary not later than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for on a date that is not within thirty days before or sixty days after such anniversary date, notice by the stockholder must be so received not more than the hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. Such notification must contain the written consent of each proposed nominee to serve as a director if so elected and all other information required in Section 2.5 of our Bylaws.
Director Compensation
The information contained in “Executive and Director Compensation—Director Compensation” is incorporated herein by reference.
Stockholder Engagement
Management and directors engage with our stockholders throughout the year in a variety of forums. Our interactions cover a broad range of governance and business topics, including proxy access, board elections, compensation practices, peer group composition and business strategy. Our engagement activities and meaningful exchanges to which we have been exposed provide us with a valuable understanding of our shareholders’ perspectives and an opportunity to share views with them. We look forward to maintaining an open line of dialogue with our stockholders.
We encourage you to visit the Governance area of the “Investors” section of our website (https://ir.system1.com/governance/governance-documents/default.aspx) where you will find detailed information about our corporate governance practices and policies, including our nominating and corporate governance committee charter.
Communications with Directors
Stockholders who would like to send communications to our Board of Directors, any board committee or to any individual director may do so by submitting such communications to Corporate Secretary, c/o System1, Inc., 4235 Redwood Avenue, Los Angeles, California 90066. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. The Corporate Secretary will then distribute such information to our Board of Directors for review. Communications received by the Company may be reviewed by the Corporate Secretary to ensure appropriate and careful review of the matter.
Code of Ethics and Conduct
We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at https://ir.system1.com/governance/governance-documents/default.aspx.
We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

PROPOSAL 2: APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
    OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024.
The audit committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, we are asking the stockholders to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024. The affirmative vote of a majority of our Common Stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the selection of PwC.
Stockholders are not required to ratify the appointment of PwC as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain PwC. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
Pre-Approval of Services by Independent Registered Accounting Firm
The audit committee pre-approves all audit, audit-related, tax, and other services performed by our independent auditors. The audit committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the audit committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the audit committee. The audit committee has delegated to the chair of the committee pre-approval authority with respect to permitted services, provided that the chair must report any pre-approval decisions to the committee at its next scheduled meeting. All fees described below were pre-approved by the audit committee.
Principal Accountant Fees and Services
Our audit committee has selected PwC to serve as our independent registered public accounting firm to audit the consolidated financial statements of System1, Inc. for the fiscal year ending December 31, 2023. PwC has served as our auditor since 2020. A representative of PwC is expected to be present virtually at the annual meeting to respond to appropriate questions and make a statement if he or she so desires.
The following table sets forth the aggregate fees billed by PwC for the fiscal years ended December 31, 2023 and December 31, 2022, respectively:

Fee Category	2023	2022(4)
Audit Fees(1)	$6,113,410	$10,265,400
Tax Fees(2)	434,689	233,629
All Other Fees(3)	2,000	4,150
Total	$6,550,099	$10,503,179

(1)    Audit Fees consisted of professional services rendered for the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; review of Form S-1s, comfort letters, consents, and assistance with and review of other documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).
(2)    Tax fees consisted of fees for tax compliance, advice, and planning services and consisted primarily of restructuring advice, review of transfer pricing, and international tax advice related to equity compensation.
(3)    All Other Fees are related to license fees for accounting research software.
(4)    Includes $1,652,400 of audit billings that were received subsequent to our June 7, 2023 proxy filing related to the 2022 audit.

Recommendation of the Board of Directors
Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

PROPOSAL NO. 3
APPROVAL OF THE
SYSTEM1, INC. 2024 STOCK APPRECIATION RIGHTS PLAN
Background

Our Board adopted the System1, Inc. 2024 Stock Appreciation Rights Plan (the “Plan”) on April 23, 2024, subject to stockholder approval. The Plan is intended to enhance our ability to attract, retain and motivate key personnel who make (or are expected to make) important contributions to the Company following its sale of its Total Security consumer subscription business, by providing these individuals with meaningful future equity ownership opportunities and/or equity-linked compensatory opportunities, specifically in the form of Company performance-based Stock Appreciation Rights (“SARs”). Awards under the Plan provide employees, consultants and directors an opportunity to acquire or increase an ownership stake in our Company, subject to the Company's achievement of specific material improvements in its financial performance, which we believe will enhance our ability to attract, retain and motivate persons who make or are expected to make important contributions to the Company and align their economic interests with those of our stockholders. A copy of the Plan is included as Annex A to this Proxy Statement, and the description of the material terms of the Plan in this Proposal is qualified in its entirety by the full text of the Plan.

If our stockholders approve the Plan, the Plan will become effective on June 12, 2024 (the “Effective Date”).

Stockholder Approval

    Stockholder approval of the Plan is necessary in order for us to meet the stockholders approval requirements of the New York Stock Exchange (“NYSE”).

Reasonable Equity Dilution and Key Historical Equity Metrics

The 2024 Stock Appreciation Rights Plan includes key provisions designed to protect stockholders’ interests and promote effective corporate governance, including the following:

•Performance Based Vesting. Awards under the Plan must meet minimum vesting requirements linked to the achievement of material improvement of Adjusted EBITDA. These vesting requirements set four trailing twelve month Adjusted EBITDA thresholds of $50 million, $60 million, $70 million and $80 million, respectively, in order for 25% of the SARs to vest. These vesting thresholds are approximately 71%, 105%, 140%, and 174% higher than the Company’s Adjusted EBITDA as reported for the fiscal year ending December 31, 2023, of $29.3 million, respectively. Moreover, the tranches of SARs have “Fall-Away” provisions, under which tranches of awarded SARs will expire and be forfeited by the applicable participant if Adjusted EBITDA vesting thresholds are not achieved within specific timeframes. Note that our general practice for awards under the 2022 Plan is for equity grants to employees to have vesting periods of at least three years.
•No Discounted Stock Appreciation Rights. Stock Appreciation Rights awards under the Plan may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.
•No Evergreen Provision. There is no “evergreen” or automatic replenishment provision pursuant to which the shares authorized for issuance under the Plan are automatically replenished.
•No Dividends or Dividend Equivalent Rights on Unvested Awards. Generally, no dividends or dividend equivalents will be paid with respect to unvested awards.
•No Liberal Change in Control Definition. The Plan does not contain a “liberal” change in control definition.

Share Reserve Under the Plan

In determining the number of shares of the Company Class A common stock to request for approval to reserve for issuance under the Plan, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent and cumulative share usage under the System1, Inc. 2022 Incentive Award Plan (the “2022 Plan”), anticipated share usage under the Plan, and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Plan. Specifically, our Compensation Committee considered the following:

•In fiscal years 2022 and 2023, equity awards representing a total of approximately 5,776,008 shares and 4,480,210 shares, respectively, were granted under the 2022 Plan, for an annual equity burn rate of 5.1% and 5.1%, respectively. The Company’s two-year average burn rate is as follows:

Year	Number of Shares Subject to Awards	Burn Rate (%)
2022	5,776,008	5.1%
2023	4,480,210	5.1%
Average Two-Year Burn Rate:		5.1%

•Equity burn rate is calculated by dividing (i) the number of shares subject to equity awards granted during the fiscal year by (ii) the number of shares outstanding at the end of the fiscal year. We expect the proposed aggregate share reserve under the Plan to provide us with enough shares to properly compensate and incentive our key employees during the current fiscal year, as management intends to grant all of the reserved awards under the Plan after the Plan is approved, with future grants of awards only available from awards that return to the Plan as a result of forfeitures of then outstanding awards, and noting that future circumstances may require us to change our current equity grant practices.

•As of March 31, 2024, approximately 6,869,511 shares remained available for issuance under the 2022 Plan. In fiscal years 2022 and 2023, the end of year overhang rate was approximately 7.6% and 10%, respectively.

•If the Plan is approved, we expect to award substantially all of the SARs awards available under the Plan by the end of fiscal year ending December 31, 2024, subject to the various terms and conditions for vesting as outlined below under “Material Terms of the Plan.” As a result, we expect our overhang at the end of fiscal year ending December 31, 2024 will be approximately 36%. Overhang is calculated by dividing (i) the sum of the number of shares subject to equity awards outstanding at the end of the fiscal year plus shares remaining available for issuance for future awards at the end of the fiscal year by (ii) the number of shares outstanding at the end of the fiscal year.

Additionally, as of March 31, 2024, outstanding grants under the 2022 Plan, and shares remaining available for grant under the 2022 Plan, are provided in the table below:

Number of Shares
Available for Issuance	6,869,511
Unvested Restricted Stock Units Outstanding	2,537,047

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital in our view to our ability to continue to attract and retain employees in the extremely competitive labor markets in which we compete, we determined that the number of shares available under the 2022 Plan was insufficient to provide sufficient long term equity incentive compensation to our current employees. The Company’s management and Compensation Committee came to this conclusion in part by benchmarking the long-term incentive compensation of key employees in roles similar to those within our own organization and in similar industries and company sizes.
The Company’s management and Compensation Committee sought to balance the requirements of the Company to attract, retain and motivate key people within the organization while creating a near-term long-term incentive compensation plan which: (i) incentivizes substantial improved financial performance of the Company, (ii) minimizes dilution to shareholders and (iii) is competitive in the markets for talent in which we compete. We believe that the proposed Plan achieves these objectives, and our Board has determined that the size of the share reserve under the Plan is reasonable and appropriate at this time.
If the Plan is approved by our stockholders, we intend to file a registration statement on Form S-8 to register the shares of Class A common stock reserved for issuance under the Plan pursuant to the Securities Act of 1933, as amended.
Material Terms of the Plan
The material features of the Plan are described below. This summary is qualified by reference to the full text of the Plan, a copy of which is attached as Annex A to this Proxy Statement.
Purpose. The Plan is intended to enhance our ability of to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. We believe that equity ownership opportunities and/or equity-linked compensatory opportunities are essential to recruiting and retaining highly qualified employees and other service providers.
Eligibility. Our employees, consultants and directors, and employees and consultants of our subsidiaries, will be eligible to receive awards under the Plan. As of April 25, 2024, there were approximately 300 employees, 9 non-employee directors and approximately 10 consultants eligible to receive awards under the Plan.
Administration. The Board, or any committee to whom the Board delegates such power or authority, will serve as the plan administrator of the Plan, provided that, with respect to awards to non-employee directors, the Plan will be administered by the Board. The plan administrator has full authority to take all actions and to make all determinations required or provided for under the Plan and any award granted thereunder. The plan administrator also has full authority to determine who may receive awards under the Plan, terms and conditions applicable to each award, the number of shares of the Company’s Class A common stock covered by each award, and to make any other determination and take any other action that the plan administrator deems necessary or desirable for the administration of the Plan.
Share Reserve. Subject to adjustment in connection with certain changes in our corporate structure, as described below, the maximum number of shares of the Company’s Class A common stock that may be issued pursuant to awards granted under the Plan will be 23,800,000 shares. Shares issued under the Plan may consist of authorized but unissued shares, shares purchased on the open market or treasury shares.
If all or any part of an award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring shares covered by the award at a price not greater than the price (as adjusted to reflect any equity restructuring) paid by the participant for such shares or not issuing any shares covered by the award, the unused shares covered by the award will again be available for award grants under the Plan. However, shares delivered to the Company by a participant (whether by actual delivery, attestation or net settlement of any award) to satisfy the applicable strike price of an award and/or to satisfy any applicable tax withholding obligation with respect to an award (including shares retained by the Company from the award being exercised and/or creating the tax obligation) will not, in any case, again be available for award grants under the Plan. Shares subject to an award that are not issued in connection with the stock settlement of the award upon exercise its will not be added to the shares authorized for grant under the Plan and will not be available for future grants of awards.
For the avoidance of doubt, (i) shares subject to or delivered in respect of awards under the Plan will not be counted for purposes of determining the number of shares available for issuance under the 2022 Plan, and (ii) shares subject to or delivered in respect of awards under the 2022 Plan will not be counted for purposes of determining the number of shares available for issuance under the Plan.
Awards. The Plan only provides for the grant of awards of stock appreciation rights (“SARs”). Subject to the terms, conditions and limitations of the Plan, the plan administrator may determine the number of shares to be covered by each SAR, the strike price and such other terms and conditions applicable to each SAR as it deems necessary or advisable. SARs entitle their holder, upon exercise, to receive from the Company an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date, which amount should be payable in cash, shares valued at fair market value or a combination of the two, as the plan administrator may determine or as otherwise provided in the applicable award agreement. The strike price of a SAR may not be less than 100% of the fair market value of the underlying share of such SAR on the date of grant, and the term of a SAR may not be longer than seven years.
Vesting. Under the Plan, each award of SARs will vest and become exercisable if the Company attains certain “adjusted EBITDA” (as defined in the Plan) performance metrics, subject to and conditioned upon the applicable participant’s continued service with the Company or its subsidiaries, as applicable, through the applicable vesting date. Specifically, 25% of the SARs subject to each award will vest if the Company’s adjusted EBITDA for any trailing 12-month period (determined quarterly in arrears) commencing on or after the applicable date of grant equals or exceeds each of (i) $50 million, (ii) $60 million, (iii) $70 million and (iv) $80 million. The applicable 25% tranche of the SARs subject to each award that are eligible to vest upon attainment of the foregoing adjusted EBITDA goals are referred to as the “Tranche I,” “Tranche II,” “Tranche III” and “Tranche IV” SARs, respectively.
The actual date on which any SARs vest (each, a “vesting date”) will be the first date following the grant date on which the plan administrator certifies attainment of the applicable adjusted EBITDA goal, which shall be within the 30-day period following the date on which the Company files its Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the Securities and Exchange Commission, as applicable, with respect to which such determination has been made by the plan administrator.
Exercise. Except as otherwise determined by the plan administrator and set forth in an award agreement, vested SARs will remain exercisable until they expire or terminate, as further described below. Unless the plan administrator otherwise determines, a SAR may not be exercised for a fraction of a share.
Termination of Service. Generally, unvested SARs will be forfeited upon a participant’s termination of service for any reason. However, if a participant incurs a termination of service for “cause,” the participant will forfeit all SARs (whether or not then-vested) upon such termination.
Expiration. Any outstanding and unvested Tranche I SARs, Tranche II SARs and Tranche III SARs subject to an award will expire and be forfeited by the applicable participant on the fourth, fifth and sixth anniversaries of the applicable date of grant, respectively. All outstanding SARs (whether or not then-vested) will expire and be forfeited by the applicable participant on the seventh anniversary of the applicable date of grant.
Adjustments; Certain Transactions. In the event of certain changes in our corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the plan administrator may make appropriate adjustments to the terms and conditions of outstanding awards under the Plan to prevent dilution or enlargement of the benefits or intended benefits under the Plan, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Plan and outstanding awards granted thereunder.

Effect of Non-Assumption in Change in Control. In the event a change in control (as defined under the Plan) occurs and a participant’s award is not continued, converted, assumed or replaced by the Company or a successor entity with an award (which may include, without limitation, a cash based award) with substantially the same value and vesting terms that are no less favorable than those applicable to the underlying award, in each case, as of immediately prior to the change in control, and provided the participant remains continuously employed or engaged through such change in control, the award will become fully vested and exercisable and all forfeiture, repurchase and other restrictions on such award will lapse, in which case such award, to the extent in the money, will be cancelled upon the consummation of the change in control in exchange for the right to receive the consideration payable in the change in control.
Foreign Participants and Transferability. The plan administrator may modify award terms, establish sub-plans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. Awards under the Plan are generally non-transferrable, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant.
Tax Withholding. The Company and its subsidiaries have the authority to deduct and withhold from any amounts payable under the Plan, or any underlying award agreement, all federal, state, local and/or foreign taxes as the plan administrator determines to be legally required pursuant to any applicable laws or regulations.
Claw-back. All awards granted under the Plan (including any proceeds, gains or other economic benefits received by any participant in connection with such awards) will be subject to the provisions of the Company’s Policy for Recovery of Erroneously Awarded Compensation and any other claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with applicable laws, as and to the extent set forth in the Company’s recovery policy, such other claw-back policy or the award agreement.
Repricing. The Plan provides that the plan administrator may not, without the approval of the Company’s stockholders, reduce the strike price per share of outstanding SARs or cancel outstanding SARs in exchange for cash or other awards with a strike price per share that is less than the strike price per share of the original SARs.
Plan Amendment and Termination. The Board may amend, suspend or terminate the Plan at any time, provided that no amendment, other than (i) as permitted by the applicable award agreement, (ii) to the extent necessary to comply with applicable laws, or (iii) an amendment to increase the share limit, may materially and adversely affect any award outstanding at the time of such amendment without the affected participant’s consent. No awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the award agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment (as a condition to the effectiveness of any such Plan amendment): (i) if such Plan amendment (x) adjusts or otherwise modifies any adjusted EBITDA dollar threshold set forth in the Plan (other than adjustments or modifications made in connection with certain changes in the Company’s corporate structure) or (y) extends the maximum term of exercisability of any awards that may be granted under the Plan, and/or (ii) to the extent necessary to comply with applicable laws.
Material U.S. Federal Income Tax Consequences of the Plan
The following is a general summary of the current law of the principal United States federal income tax consequences related to awards under the Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
SARs. A participant who is granted an award of SARs under the Plan should not recognize taxable income upon the grant of the SARs. Generally, the participant should recognize ordinary income upon exercise in an amount equal to the fair market value of the shares of the Company’s Class A common stock received or the amount of cash received (as applicable). If the SARs are settled in shares, the participant’s basis in the Class A common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of such shares on the date the SARs are exercised. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. The Company or its subsidiaries generally should be entitled to a federal income tax deduction in the same amount as the participant realized as ordinary income, subject to limitations under the Internal Revenue Code of 1986, as amended (the “Code”).
Application of Section 409A of the Code. To the extent applicable, the Plan and awards granted under the Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from the requirements of Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
Stock Price
The closing price of the Company’s Class A common stock on NYSE as of April 25, 2024 was $1.79 per share.
New Plan Benefits
Awards that our named executive officers, directors and other service providers may receive under the Plan will be determined in the discretion of our Board or Compensation Committee, as applicable, in the future, and neither our Board nor our Compensation Committee has made any determination with respect to future grants to any persons under the Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the future benefits that will be received by participants under the Plan, or the benefits that would have been received by such participants if the Plan had been in effect in the fiscal year ended December 31, 2023.
Recommendation
In order to be approved, this proposal must be approved by the affirmative vote of a majority of the shares of common stock present in person or by proxy and cast at the Annual Meeting.
The Board unanimously recommends that you vote “FOR” the approval of the System1, Inc. 2024 Stock Appreciation Rights Plan.

AUDIT COMMITTEE REPORT
Our audit committee currently consists of three directors. Messrs. Martire and Naidu and Mrs. Kazerani are each, in the judgment of the board of directors, an independent director. The audit committee acts pursuant to a written charter that has been adopted by the board of directors. A copy of the charter is available on the investor relations section of our website.
The audit committee oversees our financial reporting process on behalf of the Board of Directors. The audit committee is responsible for retaining our independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The audit committee’s specific responsibilities are set forth in its charter. The audit committee reviews its charter at least annually.
Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to ensure compliance with applicable laws and regulations. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.
The audit committee has reviewed and discussed with management the company’s audited financial statements. The audit committee has also discussed with PricewaterhouseCoopers LLP all matters that the independent registered public accounting firm was required to communicate and discuss with the audit committee, including the applicable requirements of the Public Company Accounting Oversight Board (PCAOB). In addition, the audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of the company’s internal controls and the overall quality of our financial reporting.
The audit committee has received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.
Based on the review and discussions referred to above, the audit committee recommended to our Board of Directors that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
AUDIT COMMITTEE
Frank R. Martire, Jr. (Chair)
Moujan Kazerani
Taryn Naidu
Members of the Audit Committee
This report of the audit committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933 or Securities Exchange Act of 1934, unless specifically provided otherwise in such filing.

EXECUTIVE OFFICERS
Below is biographical information for each of our current executive officers as of April 25, 2024, other than Michael Blend and Charles Ursini (whose biographical information is shown under “Proposal 1: Election of Three Directors—Information About Our Board of Directors” on page 6). Each executive officer serves at the discretion of the Board of Directors and the Chief Executive Officer.

Name	Age	Position
Michael Blend	56	Chief Executive Officer and Chairman
Charles Ursini	48	President & Chief Operating Officer
Brian Coppola	51	Chief Product Officer
Tridivesh Kidambi	42	Chief Financial Officer
Jennifer Robinson	46	Chief Technology Officer
Elizabeth Sestanovich	60	Chief People Officer
Daniel Weinrot	50	General Counsel and Corporate Secretary
Brian Coppola has been System1’s chief product officer since June 2019, and previously served as System1’s vice president and then executive vice president of product since October 2015. Prior to System1, Mr. Coppola was the senior vice president of product at Amobee from 2013 to 2015, which he joined via SingTel’s acquisition of Adconion Direct in 2014. Mr. Coppola holds a bachelor’s degree in finance from Loyola Marymount University.
Tridivesh Kidambi has been System1’s chief financial officer since 2016. Prior to System1, Mr. Kidambi was the executive vice president, finance & analytics of TV Time from October 2015 to 2016, chief financial officer of EZ Texting from 2014 to 2015, and vice president, finance at Leaf Group Ltd. from 2007 to 2014. Mr. Kidambi currently serves on the board of directors of Protected.net and Guiding Tech Media. Mr. Kidambi received his MBA from Claremont Graduate University’s Drucker School of Management, and holds a bachelor’s degree in economics and mathematics from Claremont McKenna College.
Jennifer Robinson has been System1’s chief technology officer since May 2021. Prior to System1, Ms. Robinson was executive vice president, product & technology at Zefr, Inc., a contextual advertising company powered by patented machine learning technology from 2019 to 2021, where she led the product and tech organization. Prior to Zefr, Ms. Robinson was the chief technology officer at AwesomenessTV (now a ViacomCBS company) from 2015 to 2018, where she led technology strategy and development. Ms. Robinson received her MBA from NYU’s Stern School of Business, and holds a bachelor’s degree in computer science from The University of Chicago.
Elizabeth Sestanovich has been System1’s chief people officer since June 2021, and previously served as System1’s chief operations officer beginning in August 2016. Prior to System1, Ms. Sestanovich was the founding partner and principal of Summit Advisors, a management consulting and advisory firm, from 2014 to 2016, and the chief executive officer and group publisher of the LA Weekly & OC Weekly from 2002 to 2013. Ms. Sestanovich also held senior management positions at Carsdirect.com and The Los Angeles Times from 1993 to 2002. Ms. Sestanovich received her Master’s in psychology and organizational behavior from Pepperdine University, and holds a bachelor’s degree in psychology with a minor in economics from UCLA.
Daniel Weinrot has been System1’s general counsel since January 2018. Prior to System1, Mr. Weinrot was general counsel and deputy general counsel at Leaf Group Ltd., a diversified digital media and marketplaces company, from 2010 to 2018, and deputy general counsel at Las Vegas Sands Corp, a leading international developer of integrated casino resorts, from 2006 to 2010. Mr. Weinrot started his career as a corporate associate at Latham & Watkins LLP in Los Angeles in 2000. Mr. Weinrot received his J.D. from The UCLA School of Law, and holds a bachelor’s degree in political economy from U.C. Berkeley.

EXECUTIVE AND DIRECTOR COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2023 Summary Compensation Table” below. In 2023, our “named executive officers” and their positions were as follows:
•Michael Blend, Chief Executive Officer
•Tridivesh Kidambi, Chief Financial Officer
•Chris Phillips, Chief Executive Officer of Protected
•Marc Mezzacca, President, CouponFollow
Mr. Phillips was employed as Chief Executive Officer of Protected, which was our subsidiary until we closed our sale of Protected on November 30, 2023.
Mr. Blend did not receive any cash compensation from us during 2023 or 2022.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.
2023 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Michael Blend	2023	—		—	—	—	36,507	36,507
Chief Executive Officer	2022	—		—	8,488,436	—	27,167	8,515,603
Tridivesh Kidambi	2023	350,000		417,391	143,000	—	83,192	993,583
Chief Financial Officer	2022	344,423		579,984	3,515,352	—	58,772	4,498,531
Chris Phillips	2023	539,545		20,000,000	457,600	—	64,952	21,062,097
Chief Executive Officer, Protected	2022	100,000	(4)	20,000,000	6,372,500	—	—	26,472,500
Marc Mezzacca President, CouponFollow	2023	35,568		—	2,390,786	—	1,200	2,427,554
__________________
(1)For fiscal year 2023, amounts reflect (i) for Mr. Kidambi, a one-time discretionary cash bonus paid in 2023 in recognition of his efforts in connection with the sale of Protected, as well as four spot bonuses paid to Mr. Kidambi in recognition of his performance throughout the year, and (ii) for Mr. Phillips, cash bonuses (paid through JDI, a company controlled by Mr. Phillips) related to the restructuring of the earn-out payable in connection with the Company’s acquisition of Protected in 2022. For additional information on the amounts described in this Note 1, see “2022 Cash Incentive Compensation—One-Time Bonuses” below.
(2)For fiscal year 2023, amounts reflect (i) for Messrs. Kidambi and Phillips, the grant-date fair market value of restricted stock units granted in 2023 and (ii) for Mr. Mezzacca the grant-date fair market value of shares awarded as payment of an earnout in connection with the

Company’s acquisition of CouponFollow in 2022, in each case, computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all stock awards made to our named executive officers in Note 18 Stock-Based Compensation to our consolidated financial statements included in this prospectus. For additional information, see “Equity Compensation” below.
(3)For fiscal year 2023, all other compensation consisted of:
(a)For Mr. Blend, Company payment of his health and welfare benefit plan premiums in the amount of $36,507.
(b)For Mr. Kidambi, an employer-match contribution to our 401(k) plan in the amount of $10,600; a fitness/technology stipend in the amount of $360; and cash distributions in respect of Openmail Value Creation Units and Series F Units in the amount of $9,949 and $62,284, respectively
(c)For Mr. Phillips, Company payment of his health and welfare benefit plan premiums in the amount of $64,952. Mr. Phillips received his health and welfare benefit in GBP, which was converted into USD for purposes of this 2023 Summary Compensation Table based on the exchange rate on December 31, 2023, which was 1.2695.
(d)For Mr. Mezzacca, a tech stipend of $1,200.
(4)In 2023, Mr. Phillips received his base salary in GBP, which was converted into USD for purposes of this 2023 Summary Compensation Table based on the exchange rate on December 31, 2023, which was 1.2695.

2023 Salaries
Each of our named executive officers (other than Messrs. Blend and Ursini) receives a base salary to compensate for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting and accounting for the executive’s skill set, experience, role and responsibilities. Effective February 20, 2024, in consideration of the fact that Mr. Kidambi had not received an increase in base compensation since January 2022, the base salary for Mr. Kidambi was increased from $350,000 to $450,000. Effective April 1, 2023, Mr. Phillips’ base salary was increased from $100,000 to $761,711. Mr. Phillips revised salary was denominated in GBP, which was converted into USD for purposes of this disclosure based on the exchange rate on December 31, 2023, which was 1.2695. Mr. Mezzacca’s base salary during fiscal year 2023 was $35,568. The aggregate base salary amounts earned by our named executive officers for 2023 are set forth above in the Summary Compensation Table in the column entitled “Salary”.
2023 Cash Incentive Compensation
2023 Annual Cash Incentive Compensation
Mr. Kidambi is eligible to earn an annual cash incentive under our annual incentive program targeted at $300,000 based on our operating and financial performance, including our annual pro-forma billings-based adjusted EBITDA performance, as well as individual performance. Messrs. Blend, Mezzacca and Phillips do not currently (and did not in 2023) participate in our annual cash incentive program. Based on the Company’s and Mr. Kidambi’s performance against these metrics during fiscal year 2023, Mr. Kidambi’s received an annual bonus of $150,000 for fiscal year 2023 under our annual incentive program, which amount was paid to Mr. Kidambi in the first quarter of 2024.
One-Time Bonuses
On December 8, 2023, we paid a one-time bonus to Mr. Kidambi in the amount of $200,000 in recognition of his efforts in connection with the closing of the sale of Protected.
Additionally, during fiscal year 2023, Mr. Kidambi received a discretionary cash bonus in the amount of $170,000, which was paid in three substantially equal installments over the course of the year in recognition of his substantial efforts and contributions to the Company’s strategy and operations during 2023, a year in which the Company and its businesses faced significant challenges. In addition, in December 2023, Mr. Kidambi was paid a discretionary cash bonus of $47,000 in order to reward Mr. Kidambi’s extraordinary efforts during 2023 and provide additional incentive in light of the decline in value of certain other incentives previously awarded to Mr. Kidambi.
Further, we paid Mr. Phillips (through JDI) a bonus in amount equal to $20,000,000 related to the earnout from the Company’s acquisition of Protected in January 2022, which was originally contemplated to be paid in our Class

A Common Stock pursuant to the terms of the BCA, but was converted into a cash bonus. This bonus was paid over three payments, with $10,000,000 paid on January 20, 2023, and then two equal installments of $5,000,000 on each of May 30, 2023 and July 3, 2023.
Equity Compensation
On July 31, 2023, Messrs. Phillips and Kidambi were granted awards of 160,000 and 50,000 restricted stock units, respectively. Each award was scheduled to vest in full on January 27, 2024, subject to the applicable executive’s continued service through the applicable vesting date. Mr. Phillips forfeited this award on November 30, 2023 upon his termination of service with us as a result of the sale of Protected. Mr. Kidambi’s award vested in full on January 27, 2024.
Additionally, on March 1, 2023, Mr. Mezzacca was issued a one-time award of 680,272 shares of our Class A Common Stock as payment in respect of a portion of the earnout due in connection with the Company’s acquisition of CouponFollow in March 2022, which award was issued pursuant to the System1, Inc. Earn-out Inducement Equity Incentive Plan approved in connection with the CouponFollow acquisition. Please see Note 18 – Stock-Based Compensation to our consolidated financial statements included in this prospectus for additional information.
Other Elements of Compensation
Retirement Plans
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. We expect that our named executive officers will continue to be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan, and making fully vested matching contributions without any minimum prior service period, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Employee Benefits and Perquisites
Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, which also cover their respective eligible dependents, including:
•medical, dental and vision benefits;
•medical and dependent care flexible spending accounts;
•short-term and long-term disability insurance; and
•life insurance.
We believe the benefits and perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
No Tax Gross-Ups
We do not make gross-up or similar payments to cover any of our named executive officers’ personal income taxes that may pertain to compensation or perquisites paid or provided by our company, including with respect to any taxes that may arise under or by operation of Internal Revenue Code Sections 280G or 409A.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards held by Mr. Kidambi as of December 31, 2023. Messrs. Blend, Phillips and Mezzacca did not hold any outstanding equity awards as of December 31, 2023.

			Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Tridivesh Kidambi	5/10/2022	1/28/2022	61,250	(2)	135,975
	7/31/2023	1/28/2024	50,000	(3)	111,000
_________________
(1)Amounts shown were determined by multiplying the number of shares or units shown in the table by the closing price of our common stock on December 29, 2023 (the last trading day of our last completed fiscal year) of $2.22 per share.
(2)Represents restricted stock units that are scheduled to vest (or did vest, as applicable) as to (i) five percent (5%) on the first anniversary of the vesting commencement date, (ii) eleven and one-quarter percent (11.25%) on the next four (4) quarterly anniversaries of the vesting commencement date, and (iii) six and one-quarter percent (6.25%) on the next eight (8) quarterly anniversaries of the vesting commencement date thereafter, in each case, subject to the executive’s continued service through the applicable vesting date.
(3)Represents restricted stock units that vested in full on January 28, 2024, based on the executive’s continued service through such date.

Executive Compensation Arrangements
During 2023, we were parties to employment agreements with Messrs. Kidambi, Philips and Mezzacca, the terms of which are summarized below. Mr. Blend was not a party to an employment agreement with us during 2023.
Tridivesh Kidambi Employment Agreement
We are (and were during 2023) party to an employment agreement with Mr. Kidambi, pursuant to which Mr. Kidambi serves as our Chief Financial Officer. Mr. Kidambi’s employment agreement sets forth the initial terms and conditions of his employment, including his initial base salary and signing bonus. Under his employment agreement, if Mr. Kidambi’s employment with us is terminated without “cause” (as defined therein) or by Mr. Kidambi for “good reason” (as defined therein), he will be eligible for the following severance benefits: (i) continued payment of his then-current base salary for 3 months and (ii) company-subsidized COBRA premiums for up to 6 months.
Christopher Phillips Employment Agreement
In April 2023, we entered into an employment agreement with Mr. Phillips in connection with entering into the First Amendment to the Conditional Consent, Waiver and Acknowledgement to the Business Combination Agreement, pursuant to which Mr. Phillips would serve as the CEO of Protected. Mr. Phillips’ employment agreement sets forth the terms and conditions of his employment, including his updated base salary and responsibilities. Under his employment agreement, if Mr. Phillips’ employment was terminated by Protected without cause (or for convenience), he would have been eligible for severance pay equal to one week of his then-current base salary for each year of service through the date of termination. Mr. Phillips employment arrangement was assumed by the buyers of Protected in connection with the sale of such business in November 2023.
Marc Mezzacca Employment Agreement
We are (and were during 2023) party to an employment agreement with Mr. Mezzacca, pursuant to which Mr. Mezzacca serves as our President, CouponFollow. Mr. Mezzacca’s employment agreement sets forth the initial terms and conditions of his employment, including his initial base salary. Under his employment agreement, if Mr. Mezzacca’s employment with us is terminated without “cause” (as defined therein) or by Mr. Mezzacca for “good reason” (as defined therein), he will be eligible for the following severance benefits: (i) a severance payment of $125,000 payable over 6 months, and (ii) company-subsidized COBRA premiums for up to 6 months. Mr. Mezzacca’s employment plan also references the earnout in connection with the Company’s acquisition of CouponFollow. On September 6, 2023, in connection with the modification of a holdback payment due to the sellers of CouponFollow, the Company modified Mr. Mezzacca’s employment plan with respect to certain conditions to the earnout. Please see Note 18 – Stock-Based Compensation to our consolidated financial statements included in this prospectus for more information on the earnout.

.

2023 DIRECTOR COMPENSATION
The following individuals served as our non-employee directors in 2023: John Civantos, Ryan Caswell (resigned in August 2023), William P. Foley II (resigned in March 2023), Dexter Fowler, Caroline Horn, Moujan Kazerani, Tanmay Kumar, Frank Martire, Taryn Naidu, and Jennifer Prince. We maintain a Non-Employee Director Compensation Program, the terms of which are further discussed below under “—Director Compensation Program”.
Pursuant to the Non-Employee Director Compensation Program, we awarded restricted stock units covering shares of our Class A Common Stock to our non-employee directors during fiscal year 2023 upon their (i) initial appointment to the Board (in the case of Messrs. Kumar and Naidu), (ii) upon their re-election to the Board (in the case of our Class I Directors, including Mr. Fowler and Mses. Horn and Prince) at the Company’s annual meeting of shareholders in June 2023 and (iii) in connection with their continued service on the Board (in the case of our non-employee Class II and Class III Directors, including Ms. Kazerani and Messrs. Civantos and Martire). Twenty percent of the restricted stock units subject to each such award vested commencing on September 15, 2023 (or, with respect to Messrs. Naidu and Kumar, who were appointed to the Company’s Board of Directors in August 2023, a pro-rated portion vested on September 15, 2023) and each quarterly anniversary thereafter through June 15, 2024, subject to the applicable non-employee director’s continued service through the applicable vesting date.
The table below summarizes the value of the compensation we paid to our non-employee directors during the year ended December 31, 2023, all of which was paid in the form restricted stock units awarded under the Company’s Non-Employee Director Compensation Program:

Name	Stock Awards ($)(1)	Total ($)
John Civantos	189,998	189,998
Dexter Fowler	189,998	189,998
Caroline Horn	194,998	194,998
Moujan Kazerani	220,000	220,000
Tanmay Kumar	150,000	150,000
Frank Martire	229,998	229,998
Taryn Naidu	150,000	150,000
Jennifer Prince	189,997	189,997
__________________

(1)Amounts reflect the full grant-date fair value of restricted stock units granted during 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock awards made to our directors in Note 18 - Stock-Based Compensation to our consolidated financial statements included in this prospectus.
The aggregate unvested restricted stock units held as of December 31, 2023 by each non-employee director who was serving as of December 31, 2023 were as follows: John Civantos – 33,217; Dexter Fowler – 33,217; Caroline Horn – 34,091; Moujan Kazerani – 38,463; Tanmay Kumar – 49,181; Frank Martire – 40,210; Taryn Naidu – 57,379; and Jennifer Prince – 33,217.
Additionally, we reimbursed our non-employee directors for their reasonable expenses incurred in attending meetings of the Board and its committees, as well as for certain expenses incurred in connection with attending corporate governance programs. In fiscal year 2024, we also paid cash compensation to the members of the Board of Directors who served on the Special Committee of the Board from July 2023 to November 2023, which Special

Committee was established to consider, evaluate and negotiate the sale of Protected, which sale was consummated on November 30, 2023. In January 2024, we paid cash compensation of $117,500 to Ms. Kazerani, who served as the chairperson of the Special Committee, and $94,000 and $74,000 to Mr. Martire and Mr. Kumar, respectively, in connection with their respective service on such Special Committee. The amounts paid to the members of the Special Committee were based on (i) the role in which they served on such Special Committee and (ii) the number of meetings of the Special Committee which each such member attended.
Director Compensation Program
Commencing with the Company’s annual stockholders meeting in 2023, eligible directors are entitled to receive equity compensation for their service on the Board under the Non-Employee Director Compensation Program as follows:
1.Annual Awards. The Company will grant an award of restricted stock units with a grant date fair value of $180,000 to each eligible director who is serving on the Board as of the date of the Company’s annual stockholders meeting or who is initially elected or appointed to serve on the Board at such annual meeting and, in either case, who will continue to serve on the Board immediately following such annual meeting.
2.Initial Awards. For eligible directors initially elected or appointed to serve on the Board after the Company’s annual stockholders meeting (and other than on the date of an annual meeting), the Company will grant an award of restricted stock units with a grant date fair value of $180,000, multiplied by a fraction, (a) the numerator of which is the difference between 365 and the number of days from the immediately preceding annual stockholders meeting date through the appointment or election date and (b) the denominator of which is 365.
3.Committee Awards. The Company will grant to eligible directors serving on a committee of the Board awards of restricted stock units as follows (prorated for any partial year of service):
a.Audit Committee Awards. The Company will grant an award of restricted stock units with a grant date fair value of $50,000 to the eligible director who serves as Chairperson of the Audit Committee and an award of restricted stock units with a grant date fair value of $20,000 to each eligible director who serves as a member of the Audit Committee (other than the Chairperson of the Audit Committee).
b.Compensation Committee Awards. The Company will grant an award of restricted stock units with a grant date fair value of $20,000 to the eligible director who serves as Chairperson of the Compensation Committee and an award of restricted stock units with a grant date fair value of $10,000 to each eligible director who serves as a member of the Compensation Committee (other than the Chairperson of the Compensation Committee).
c.Nominating and Corporate Governance Committee Awards. The Company will grant an award of restricted stock units with a grant date fair value of $15,000 to the eligible director who serves as Chairperson of the Nominating and Corporate Governance Committee and an award of restricted stock units with a grant date fair value of $10,000 to each eligible director who serves as a member of the Nominating and Corporate Governance Committee (other than the Chairperson of the Nominating and Corporate Governance Committee).
The number of shares subject to any award is determined by dividing the value of such award (subject to proration as provided in the terms of the Non-Employee Director Compensation Program) by the closing price for the Company’s Class A Common Stock on the NYSE (or any applicable securities exchange on which the Company’s Class A Common Stock is then-listed) on the applicable grant date (or on the immediately preceding trading day if the applicable grant date is not a trading day). Each award vests as to twenty-five percent (25%) of the award on each of the first three (3) quarterly anniversaries of the applicable grant date, and as to the remaining twenty-five percent (25%) of the award on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of the next annual meeting of stockholders following the grant date, subject to the applicable eligible director’s continued service on the Board (or a committee of the Board, as applicable).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of as of December 31, 2023, with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing compensation plans.1

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by security holders	—	—	4,304,637
Equity compensation plans not approved by security holders	—	—	4,260,118
Totals	—	—	8,564,755
__________________
(1)Consists of shares available for future issuance under our 2022 Incentive Award Plan and our Earn-out Inducement Incentive Award Plan approved in connection with our acquisition of CouponFollow in March 2022. The number of shares available for issuance under the 2022 Award Plan will be annually increased on January 1 of each calendar year (beginning in 2023 and ending in 2032) by an amount equal to the lesser of (i) 2.5% of the total number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by our Compensation Committee of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us with respect to beneficial ownership of our common stock as of April 25, 2024 for (i) each member of our Board, (ii) each holder of 5.0% or greater of our common stock, (iii) our Named Executive Officers and executive officers, and (iv) all executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options, restricted stock units or other equity awards that are exercisable or vest within 60 days following April 25, 2024 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that stockholder, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 68,777,281 shares of Class A Common Stock and 21,203,676 shares of Class C Common Stock outstanding as of April 25, 20234 Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name of Beneficial Owner	Shares of Class A Common Stock+	Class A Common Stock Beneficial Ownership Percentage	Voting Power Percentage++
Directors and Executive Officers
Michael Blend (1)	760,000	1.1%	*
Brian Coppola (2)	501,101	*	*
Tridivesh Kidambi (3)	1,329,849	1.9%	1.5%
Jen Robinson (4)	123,369	*	*
Beth Sestanovich (5)	369,555	*	*
Daniel Weinrot (6)	208,925	*	*
Charles Ursini (7)	702,560	1.0%	*
Ryan Caswell (8)	115,778	*	*
John Civantos (9)	355,079	*	*
Dexter Fowler (10)	91,766	*	*
Caroline Horn (11)	94,181	*	*
Moujan Kazerani (12)	179,457	*	*
Tanmay Kumar (13)	81,967	*	*
Frank R. Martire, Jr. (14)	4,563,298	6.6%	5.1%
Taryn Naidu (15)	95,628	*	*
Jennifer Prince (16)	95,766	*	*
All Directors and Executive Officers (16 Individuals)	9,668,279	14.1%	10.7%

Greater than 5% Holders
Cannae Holdings, LLC (17)	27,012,794	39.3%	30.0%
Stanley Blend (18)	16,333,106	23.8%	18.2%
CEE Holdings Trust (19)	7,026,892	10.0%	7.7%
William P. Foley (20)	3,904,734	5.7%	4.3%
__________________
*Represents beneficial ownership of less than 1%.
+Represents shares of Class A Common Stock that the stockholders shown (i) beneficially own as of April 25, 2024 or (ii) have the right to acquire within 60 days upon exercise of (a) warrants, stock options, RSUs and other equity awards held by the stockholder or (b) the stockholder’s redemption right of any Class B Units in S1 Holdco held by such stockholder as described in the immediately subsequent footnote below. The shares included in this column are deemed to be outstanding in calculating the percentage ownership of Class A Common Stock of such stockholder, but are not deemed to be outstanding as to any other stockholder.
+Includes shares that the stockholders shown have the right to acquire as of April 25, 2024 or within 60 days thereafter as described in immediately preceding footnote above. Assumes redemption of all Class B Units by all members of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) for shares of Class A Common Stock, which would have resulted in an additional 21,203,676 shares of Class A Common Stock outstanding as of April 25, 2024. Holders of Class B Units of S1 Holdco are

entitled to have their Class B Units of S1 Holdco exchanged or redeemed for Class A Common Stock on a one-for-one basis or, at the election of the Company, a cash payment in an amount per Class B Unit of S1 Holdco redeemed and calculated based on the volume weighted average market price of a share of Class A Common Stock at the time of redemption. The Class B Units of S1 Holdco do not have voting rights, but holders of Class B Units of S1 Holdco own a corresponding number of shares of Class C Common Stock of the Company, which have voting rights and vote together with the shares of Class A Common Stock.
(1)Consists of (i) 35,000 Public Warrants exercisable for 35,000 shares of Class A Common Stock at an exercise price of $11.50 per share and (ii) 725,000 shares of Class A Common Stock, in each case, held directly by Mr. Blend. Excludes: (i) 7,148 shares of Class A Common Stock and 39,818 shares of Class A Common Stock issuable upon the exchange or redemption of 39,818 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held by OpenMail2 and (ii) 1,045,077 shares of Class A Common Stock and 251,379 Class A Common Stock issuable upon the exchange or redemption of 251,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Company), in each case, directly held by the Blend Family Foundation. OpenMail2 is jointly controlled by Michael Blend, Charles Ursini and Tridivesh Kidambi as members of the board of managers thereof, and they may be deemed to jointly control the voting and dispositive power over the shares held by OpenMail2. The directors of the Blend Family Foundation are Michael Blend, Sandra Blend and Stanley Blend. The terms of the Public Warrants are set forth in the Warrant Agreement filed with the SEC on June 22, 2020 as Exhibit 4.1 to the Issuer’s Current Report on Form 8-K.
(2)Consists of (i) 172,800 shares of Class A Common Stock and 320,178 shares of Class A Common Stock issuable upon the exchange or redemption of 320,178 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held directly by Mr. Coppola and (ii) 8,123 shares of Class A Common Stock issuable within 60 days from unvested RSUs and other equity awards granted to the stockholder.
(3)Consists of (i) 15,000 Public Warrants exercisable for 15,000 shares of Class A Common Stock at an exercise price of $11.50 per share held directly by Mr. Kidambi, (ii) 619,513 shares of Class A Common Stock and 687,830 shares of Class A Common Stock issuable upon the exchange or redemption of 687,830 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held directly by Mr. Kidambi, (iii) 35,737 shares of Class A Common Stock held by Mr. Kidambi’s spouse (who is also an employee of the Company) and (iv) an aggregate of 7,506 shares of Class A Common Stock issuable within 60 days from unvested RSUs and other equity awards collectively granted to Mr. Kidambi and Mr. Kidambi’s spouse. Excludes (i) 7,148 shares of Class A Common Stock and 39,818 shares of Class A Common Stock issuable upon the exchange or redemption of 39,818 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held by OpenMail2. OpenMail2 is jointly controlled by Michael Blend, Charles Ursini and Tridivesh Kidambi as members of the board of managers thereof, and they may be deemed to jointly control the voting and dispositive power over the shares held by OpenMail2. The terms of the Public Warrants are set forth in the Warrant Agreement filed with the SEC on June 22, 2020 as Exhibit 4.1 to the Issuer’s Current Report on Form 8-K.
(4)Consists of (i) 109,720 shares of Class A Common Stock held directly by Ms. Robinson and (ii) 13,649 shares of Class A Common Stock issuable within 60 days from unvested RSUs granted to the stockholder.
(5)Consists of (i) 114,303 shares of Class A Common Stock and 250,357 shares of Class A Common Stock issuable upon the exchange or redemption of 250,357 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held by Ms. Sestanovich and (ii) 4,895 shares of Class A Common Stock issuable within 60 days from unvested RSUs and other equity awards granted to the stockholder.
(6)Consists of (i) 99,097 shares of Class A Common Stock and 104,704 shares of Class A Common Stock issuable upon the exchange or redemption of 104,704 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held by Mr. Weinrot and (ii) 5,124 shares of Class A Common Stock issuable within 60 days from vested RSUs and other equity awards granted to the stockholder.
(7)Consists of (i) 300,000 shares of Class A Common Stock held directly by Mr. Ursini, (ii) 107,974 shares of Class A Common Stock and 294,766 shares of Class A Common Stock issuable upon exchange or redemption of 294,766 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held by FGL Labs, LLC, of which Mr. Ursini is the sole managing member. Excludes (i) 7,148 shares of Class A Common Stock and 39,818 shares of Class A Common Stock issuable upon the exchange or redemption of 39,818 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held by OpenMail2 and (ii) 86,773 shares of Class A Common Stock and 368,458 shares of Class A Common Stock issuable upon exchange or redemption of 368,458 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held by the Ursini Childrens Trust, a trust established for the benefit of Mr. Ursini’s children. OpenMail2 is jointly controlled by Michael Blend, Charles Ursini and Tridivesh Kidambi as members of the board of managers thereof, and they may be deemed to jointly control the voting and dispositive power over the shares held by OpenMail2.
(8)Consists of (i) 99,797 shares of Class A Common Stock held directly by Mr. Caswell and (ii) 15,981 shares of Class A Common Stock issuable within 60 days from unvested RSUs granted to the stockholder.
(9)Consists of (i) 162,858 shares of Class A Common Stock held directly by Mr. Civantos, (ii) 16,609 shares of Class A Common Stock issuable within 60 days from unvested RSUs granted to the stockholder, (iii) 100,000 Public Warrants exercisable for 100,000 shares of Class A Common Stock at an exercise price of $11.50 per share held directly by Mr. Civantos and (iv) 75,612 shares of Class A Common Stock securities held by the John Civantos 2011 Family Trust, which shares held by such trust Mr. Civantos disclaims beneficial interest in such securities except to any pecuniary interest therein.

(10)Consists of (i) 75,157 shares of Class A Common Stock held directly by Mr. Fowler and (ii) 16,609 shares of Class A Common Stock issuable within 60 days from unvested RSUs granted to the stockholder.
(11)Consists of (i) 77,135 shares of Class A Common Stock held directly by Ms. Horn and (ii) 17,046 shares of Class A Common Stock issuable within 60 days from unvested RSUs granted to the stockholder.
(12)Consists of (i) 87,024 shares of Class A Common Stock held directly Ms. Kazerani, (ii) 19,233 shares of Class A Common Stock issuable within 60 days from unvested RSUs granted to the stockholder, (iii) 20,500 shares of Class A Common Stock and 40,700 shares of Class A Common Stock issuable upon exercise of 40,700 Public Warrants, in each case, held directly by Mr. Kazerani, the spouse of Ms. Kazerani and (iv) 12,000 shares of Class A Common Stock held by Ms. Kazerani’s in-laws, over which shares Ms. Kazerani’s spouse has voting and dispositive power pursuant to a power of attorney granted to him.
(13)Consists of (i) 57,376 shares of Class A Common Stock held directly by Mr. Kumar and (ii) 24,591 shares of Class A Common Stock issuable within 60 days from unvested RSUs granted to the stockholder.
(14)Consists of (i) 92,313 shares of Class A Common Stock held directly by Mr. Martire, (ii) 20,106 shares of Class A Common Stock issuable within 60 days from unvested RSUs granted to the stockholder, and (iii) 4,450,879 shares of Class A Common Stock directly held by the BGPT Sponsor. The sole general partner of BGPT Sponsor is Bridgeport Partners GP LLC and the sole limited partner of BGPT Sponsor is Bridgeport Partners LP. Each of Frank R. Martire, Jr. and Frank Martire, III serve as a managing member of Bridgeport Partners GP LLC and therefore may be deemed to beneficially own the 4,450,879 shares of Class A Common Stock, and ultimately exercises voting and dispositive power over such shares held by BGPT Sponsor. Each of Frank R. Martire, Jr. and Frank Martire, III disclaims beneficial ownership of these shares and warrants except to the extent of any pecuniary interest therein.
(15)Consists of (i) 66,938 shares of Class A Common Stock held directly by Mr. Naidu and (ii) 28,690 shares of Class A Common Stock issuable within 60 days from unvested RSUs granted to the stockholder.
(16)Consists of (i) 79,157 shares of Class A Common Stock held directly by Ms. Prince and (ii) 16,609 shares of Class A Common Stock issuable within 60 days from unvested RSUs granted to the stockholder.
(17)Consists of shares of Class A Common Stock held directly by Cannae Holdings, LLC, a wholly-owned subsidiary of Cannae Holdings, Inc. The address of the principal business office of Cannae Holdings is 1701 Village Center Circle, Las Vegas, Nevada 89134. Class A Common Stock ownership is based on information known as of March 21, 2024, the date of the reporting person’s most recent Schedule 13D/A filing as of the date of this proxy statement.
(18)Consists of (i) 6,624,850 shares of Class A Common Stock and 6,975,103 shares of Class A Common Stock issuable upon exchange or redemption of 6,975,103 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, directly held by Lone Star Friends Trust, over which Mr. Blend is the trustee with sole voting and dispositive power, (ii) 592,514 shares of Class A Common Stock and 751,379 shares of Class A Common Stock issuable upon exchange or redemption of 751,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Company) directly held by the Dante Jacob Blend Trust, for which Mr. Blend is the trustee with sole voting and dispositive power, (iii) 592,514 shares of Class A Common Stock and 751,379 shares of Class A Common Stock issuable upon exchange or redemption of 751,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer) directly held by the Nola Delfina Blend Trust, for which Mr. Blend is the trustee with sole voting and dispositive power, and (iv) 45,367 shares of Class A Common Stock directly held by Mr. Blend in his individual capacity. Excludes 1,045,077 shares of Class A Common Stock and 251,379 Class A Common Stock issuable upon the exchange or redemption of 251,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Company), in each case, directly held by the Blend Family Foundation. The directors of the Blend Family Foundation are Michael Blend, Sandra Blend and Stanley Blend.
(19)Consists of (i) 2,202,285 shares of Class A Common Stock and 3,415,262 shares of Class A Common Stock issuable upon exchange or redemption of 3,415,262 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held by CEE Holdings Trust and (ii) 1,409,345 Public Warrants exercisable for 1,409,345 shares of Class A Common Stock at an exercise price of $11.50 per share held by CEE Holdings Trust. With respect to shares of Class A Common Stock securities held (or have the right to be acquired) by CEE Holdings Trust, Mr. Ursini disclaims beneficial interest in such securities except to any pecuniary interest therein. Excludes (i) 7,148 shares of Class A Common Stock and 49,733 shares of Class A Common Stock issuable upon the exchange or redemption of 39,818 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held by OpenMail2 and (ii) 86,773 shares of Class A Common Stock and 368,458 shares of Class A Common Stock issuable upon exchange or redemption of 368,458 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held by the Ursini Childrens Trust, a trust established for the benefit of Mr. Ursini’s children. OpenMail2 is jointly controlled by Michael Blend, Charles Ursini and Tridivesh Kidambi as members of the board of managers thereof, and they may be deemed to jointly control the voting and dispositive power over the shares held by OpenMail2. The terms of the Public Warrants are set forth in the Warrant Agreement filed with the SEC on June 22, 2020 as Exhibit 4.1 to the Issuer’s Current Report on Form 8-K.
(20)Consists of (i) 3,851,374 shares of Class A Common Stock held directly by Mr. Foley and (ii) 53,360 shares of Class A Common Stock held directly by Trasimene Trebia, LLC. Mr. Foley is the managing member of Trasimene Trebia, LLC, and therefore may be deemed to beneficially own the 53,360 shares of Class A Common Stock, and ultimately exercises voting and dispositive power over such shares held by Trasimene Trebia, LLC. The address of Trasimene Sponsor, Trasimene Capital Management, LLC and Trasimene Trebia, LLC is 1701

Village Center Circle, Las Vegas, NV 89134. Class A Common Stock ownership is based on information known as of December 7, 2023, the date of the reporting person’s most recent Schedule 13G filing as of the date of this proxy statement.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.
Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders during the fiscal year ended December 31, 2023, were filed within the requisite filing deadline except a corresponding Form 4 for each of Lone Star Friends Trust (a greater-than-10% stockholder) and Michael Blend (our Chief Executive Officer) to reflect the transfer of shares of Class A common stock by way of gift from Lone Star Friends Trust to trusts established for the benefit of Mr. Blend’s minor children in November 2023 due to a timely notification issue.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
2023 Revolving Note
On April 10, 2023, we entered into a $20.0 million Revolving Note (“2023 Revolving Note”) with trusts established for the benefit of our co-founders (“Lenders”). Each of the Lenders provided a $10.0 million commitment for an aggregate principal of $20.0 million under the 2023 Revolving Note.
Any borrowed loan amounts outstanding under the 2023 Revolving Note accrue interest at the rate per annum equal to the SOFR plus 3.15%. The Maturity Date under the 2023 Revolving Note is July 10, 2024 (“Maturity Date”) with automatic three-month extensions, unless we or any Lenders provide written notice, or unless there is an event of default. The Lenders are also entitled to (i) an unused commitment fee equal to 1.0% per annum of the actual daily amount of total unfunded commitments under the 2023 Revolving Note during the period from the closing date to the maturity date, payable quarterly in arrears and (ii) a loan fee equal to 12.0% of each Lenders' commitment under the 2023 Revolving Note, or $2.4 million in total, was originally payable within 180 days of April 10, 2023, and subsequently extended to November 30, 2023. Upon completion of the Protected disposal, the 2023 Revolving Note and the related loan fee were settled. The previously unamortized portion of the loan fee of $1.2 million was included in loss on extinguishment of related-party debt on our consolidated statements of operations. The 2023 Revolving Note was subsequently terminated in December 2023.
Promissory Note
On September 6, 2023, we entered into a $5.2 million Promissory Note with the Lender, in order to convert the amount owed to him as a result of the acquisition of CouponFollow into a loan to us (the “Loan”). The amount of the Loan was equal to the amount of the Holdback liability of $5.2 million owed to the Lender.
The Promissory Note accrues interest at SOFR plus 3.15%. Under the terms of the agreement, the Promissory Note became due and payable immediately upon sale of Protected. Per the terms of the note we (i) must prepay the Loan under certain circumstances, which include consummation of a strategic transaction, the refinancing of the existing credit agreement, the incurrence by us of any indebtedness exceeding $2.5 million, or the sale of any of our assets in excess of $2.5 million; (ii) may prepay the Loan at any time without penalty or interest; and (iii) must make four substantially equal amortization payments on April 1, 2024, May 1, 2024, June 1, 2024, and July 1, 2024, unless there is an event of default, including a continuing event of default on the Credit Agreement, at which point the holder may declare all amounts due immediately. The Lender under the Promissory Note is also entitled to a closing fee equal to 12% of the initial principal amount outstanding under the Promissory Note with 50% paid on October 15, 2023 and the remaining 50% due on December 15, 2023. We recorded expense of approximately $0.6 million within loss on extinguishment of related-party debt on our consolidated statements of operations, which related to the 12% closing fee payable to the Lender. Upon completion of the Protected disposal, the Promissory Note, accrued interest and the remaining 50% of the closing fee was settled.
Term Note
On October 6, 2023, we entered into a $2.5 million Term Loan Note (“Term Note”) with Openmail2, LLC (“Term Lender”), which is principally owned and managed by trusts established for the benefit of our co-founders.
The amounts outstanding under the Term Note accrue interest at the rate per annum equal to the SOFR plus 5.75%. The maturity date under the Term Note is December 31, 2024, unless there is an event of default, including a continuing event of default on the credit agreement, at which point the holder may declare all amounts due immediately. We must prepay the Term Note under certain circumstances, which include (i) the consummation of a strategic transaction or (ii) upon the full refinancing and termination of the existing credit agreement. The Term Lender was also entitled to a closing fee equal to 10.0% of the principal amount of the Term Note, payable within 180 days of October 6, 2023. Upon completion of the Protected disposal, the Term Note, accrued interest and closing fee was settled. The previously unamortized portion of the loan fee of $0.2 million was included in loss on extinguishment of related-party debt on our consolidated statements of operations.

Secured Facility
On October 6, 2023, Protected, our indirect wholly-owned subsidiary at the time, entered into a Secured Facility Agreement providing for a $10.0 million term loan (“Secured Facility”) with a subsidiary of JDI ("Secured Lender"), one of our significant shareholders, which is principally owned and managed by certain members of the Protected management team. Pursuant to the Secured Facility, the Secured Lender provided a $10.0 million commitment to Protected, which amount was (i) drawn down in full on the closing date and (ii) secured by the assets of Protected pursuant to a deed granted in favor of the Secured Lender pursuant to a Debenture between Protected and the Secured Lender, dated October 6, 2023.
The amounts outstanding under the Secured Facility accrue interest at the rate of 8.5% per annum. The amounts outstanding under the Secured Facility are due upon the earlier of (i) October 6, 2024 or (ii) the date on which Protected undergoes a Change of Control (as such term is defined in the Secured Facility). The Secured Lender was also entitled to a closing fee equal to 12.0% the principal amount of the borrowings under the Secured Facility, which was paid in full on the closing date. In addition, Protected agreed to reimburse the Secured Lender for their reasonable and documented costs incurred in connection with the negotiation, documentation and execution of the Secured Facility. Upon completion of the Protected disposal, the Secured Facility, the related loan fee and an early settlement fee were settled by the sale. The previously unamortized portion of the loan fee and the early settlement fee for an aggregate amount of $1.4 million was included in net loss from discontinued operations, net of tax on our consolidated statements of operations.
Cannae Services Agreement
On June 20, 2023, we engaged with one of our significant shareholders, for management and consulting services. The agreement was terminated in August 2023. During the year ended December 31, 2023 (Successor), we paid all amounts owed and outstanding under this consulting arrangement, totaling $0.1 million.
Indemnification agreements
We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements, our Charter and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers.
There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Discontinued Operations Related-Party Transactions
Sale of Protected
On November 30, 2023 we completed the sale of Total Security Limited, formerly known as Protected.net Group Limited (“Protected”), to Just Develop It Limited (“JDI”), one of our significant shareholders, which is principally owned and managed by certain members of the Protected management team ("Purchasing Parties"), related to the potential acquisition of Protected. Pursuant to the Share Purchase Agreement, the Purchasing Parties acquired all of the outstanding preference and ordinary shares (“Protected Disposition”) of Protected for total consideration comprised: (a) $240.0 million in cash, subject to certain adjustments, (b) the return and subsequent cancellation of approximately 29.1 million shares of our Class A common stock, par value $0.0001 per share, owned by the Purchasing Parties and (c) confirmation from JDI, Protected and the CEO of the Total Security business that the financial performance benchmarks related to certain contingent earnout payments (the "Protected Incentive Plan") based on the future performance of Protected’s business in an aggregate amount of up to $60.0 million contemplated by the Business Combination Agreement related to the Merger, will as a result of the Protected Disposition, no longer be achievable.

Payment Processing Agreement
Protected utilizes multiple credit card payment processors, including Paysafe Financial Services Limited (“Paysafe”). In March 2021, Paysafe completed a merger with Foley Trasimene Acquisition Corp. II (“Foley Trasimene”), a special purpose acquisition company sponsored by entities affiliated with a sponsor of Trebia who was also a member of our Board of Directors. Protected's payment processing agreement with Paysafe was negotiated before the announcements of both (i) the Merger as well as (ii) the business combination between Paysafe and Foley Trasimene. We incurred credit card processing fees related to Paysafe for the year ended December 31, 2023 (Successor), and the period from January 27, 2022 through December 31, 2022 (Successor) of $14.9 million and $2.8 million, respectively. The amount receivable from Paysafe was $2.4 million as of December 31, 2022 (Successor).
Office Facilities
We have an agreement with JDI Property Holdings Limited (“JDIP”), an entity controlled by one of our directors, which allows us to use space at their property in exchange for GBP 0.1 million per year. The agreement with JDIP expires on October 31, 2026. The amount owed to JDIP was immaterial as of December 31, 2023 (Successor).
Protected Incentive Plan Installment Payments
In connection with the Merger, we effected an incentive plan for eligible recipients as defined in the Business Combination Agreement, providing up to $100 million payable in fully-vested shares of our Class A common stock based contingent upon the achievement of the future performance of Protected’s business. The incentive plan originally was to be paid out in two tranches based on performance of the business for 2023 and 2024. The first award (2023), consisting of $50.0 million of Class A common stock payable in January 2024, was modified to a cash award resulting in $20 million of payments in 2022 and 2023 with an additional final $10.0 million, payable upon the achievement of certain performance thresholds around marketing spend and operating contribution of Protected are achieved on or before December 31, 2024 (Successor). On November 30, 2023, none of the performance thresholds have been met, and therefore, none of the additional cash bonus payments have been paid.
At the closing of the Protected Disposition, JDI, Protected and the Protected CEO confirmed that the financial performance benchmarks related to certain contingent earnout payments based on the future performance of Protected’s Business will no longer be achievable. As such, we reversed $40.8 million of expense during the year ended December 31, 2023 (Successor) for the Protected Incentive Plan within loss on sale of business segment of discontinued operations on the consolidated statements of operations.
Policies and procedures for related party transactions
We have adopted a related-party transaction policy setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” includes our executive officers and directors or their immediate family members, stockholders owning five percent or more of our outstanding common stock and their immediate family members and entities in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent or greater beneficial ownership interest.
The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related-party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction.

STOCKHOLDER PROPOSALS
Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals that are intended to be presented at our 2025 annual meeting of stockholders and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us no later than December 30, 2024. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal or a nomination for director that you intend to present at our 2025 annual meeting of stockholders is not later than the close of business on the 120th day (February 9, 2025) prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within thirty days before or sixty days after the anniversary date of the immediately preceding annual meeting, not more than the 120th day prior to such annual meeting and not later than the close of business on the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later April 16, 2024. In connection with our annual meeting of stockholders in 2024, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.
Stockholder proposals must be in writing and should be addressed to our Corporate Secretary, at our principal executive offices at 4235 Redwood Avenue, Los Angeles, California 90066. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Proxy Statement and Annual Report and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and other proxy materials mailed to you, please submit a written request to our Corporate Secretary, 4235 Redwood Avenue, Los Angeles, California 90066, email our Investor Relations at ir@system1.com or call us at (310) 924-6037, and we will promptly send you what you have requested. You can also contact our Secretary or Investor Relations if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

AVAILABLE INFORMATION
We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this proxy statement, is not considered proxy solicitation material and is not incorporated by reference herein.

OTHER MATTERS
We do not know of any business, other than as described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.
To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.
By order of the Board of Directors,
/s/ Daniel Weinrot
Daniel Weinrot, Corporate Secretary and General Counsel
April 29, 2024

Annex A
SYSTEM1, INC.
2024 STOCK APPRECIATION RIGHTS PLAN

1.Purpose. The purpose of this System1, Inc. 2024 Stock Appreciation Rights Plan (this “Plan”) is to enhance the ability of System1, Inc. (together with any successor, the “Company”) to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Any capitalized term that is used but not defined in the Plan will have the meaning provided to such term in the System1, Inc. 2022 Incentive Award Plan, as amended and/or restated from time to time (the “2022 Plan”).
2.Stock Available for Awards.
a.Number of Shares. Subject to adjustment under Article VIII of the 2022 Plan (as incorporated herein by reference), and further subject to the terms of this Section 2, the maximum number of shares of Class A common stock of the Company (“Shares”) that may be issued pursuant to awards of Stock Appreciation Rights granted under the Plan (“Awards”) shall be 23,800,000 Shares (the “Share Limit”). Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.
b.Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant (as defined below) for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. However, notwithstanding the foregoing or anything herein to the contrary, Shares delivered to the Company by a Participant (whether by actual delivery, attestation or net settlement of any Award) to satisfy the applicable strike price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised and/or creating the tax obligation) will not, in any case, become or again be available for Award grants under the Plan. Notwithstanding anything to the contrary contained herein, Shares subject to an Award that are not issued in connection with the stock settlement of the Award on exercise thereof shall not be added to the Shares authorized for grant under Section 2(a) and shall not be available for future grants of Awards.
3.Awards of Stock Appreciation Rights.
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(1)Eligibility. Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein (each Service Provider granted an Award under the Plan, a “Participant”).
(2)Award Agreements. Each Award shall be evidenced by an Award Agreement entered into by and between the applicable Participant and the Company, which shall include the terms and conditions of the Award, subject to the limitations of the Plan.
(3)General. Subject to the limitations of the Plan (including for clarity, the vesting conditions set forth in Section 3(e) below), the Administrator shall determine the number of Shares covered by each Award and the terms, conditions and limitations applicable each Award of Stock Appreciation Rights. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company, upon exercise of the exercisable portion of the Stock Appreciation Right, an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the strike price per each Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose, and which amount shall be payable in cash, Shares valued at Fair Market Value or a combination of the two, as the Administrator may determine or provide in the applicable Award Agreement.
(4)Strike Price; Duration. The Administrator will establish each Stock Appreciation Right’s strike price and term and specify the strike price and term in the Award Agreement. The strike price will not be less than 100% of the Fair Market Value on the grant date of the Stock Appreciation Right and the term of any Stock Appreciation Right shall not exceed seven (7) years.
(5)Vesting Conditions.
i.General. Each Award of Stock Appreciation Rights granted under the Plan shall vest and become exercisable as follows, subject to and conditioned upon the applicable Participant’s continued status as a Service Provider through the applicable Vesting Date (as defined below):
1.Twenty-five percent (25%) of the Stock Appreciation Rights subject to the Award (the “Tranche I SARs”) shall vest if the Company’s Adjusted EBITDA for any trailing twelve (12)-month period commencing on or after the applicable date of grant equals or exceeds $50,000,000;
2.Twenty-five percent (25%) of the Stock Appreciation Rights subject to the Award (the “Tranche II SARs”) shall vest if the Company’s Adjusted EBITDA for any trailing twelve (12)-month period commencing on or after the applicable date of grant equals or exceeds $60,000,000;
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3.Twenty-five percent (25%) of the Stock Appreciation Rights subject to the Award (the “Tranche III SARs”) shall vest if the Company’s Adjusted EBITDA for any trailing twelve (12)-month period commencing on or after the applicable date of grant equals or exceeds $70,000,000; and
4.The remaining twenty-five percent (25%) of the Stock Appreciation Rights subject to the Award (the “Tranche IV SARs”) shall vest if the Company’s Adjusted EBITDA for any trailing twelve (12)-month period commencing on or after the applicable date of grant equals or exceeds $80,000,000.
ii.Vesting Dates. The actual date on which any Stock Appreciation Rights subject to an Award vest in accordance with Section 3(e)(i) above shall be the first date following the grant date of such Award on which the Administrator certifies attainment of the applicable Adjusted EBITDA goal, which shall be no later than thirty (30) days following the date on which the Company files its Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the Securities and Exchange Commission with respect to which such determination has been made by the Administrator (any such date, a “Vesting Date”) and which, for clarity, shall only occur during the thirty (30)-day window following the filing of an Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable.
iii.Adjusted EBITDA. “Adjusted EBITDA” means, with respect to any particular period, the Company’s net income (loss) before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expenses, dividends or other distributions to equity holders, expense associated with revaluation of any warrants, costs associated with acquisitions or dispositions, deferred compensation, management fees, minority interest expense, restructuring charges, impairment and certain segment-specific adjustments, and such other adjustments as may be appropriate to accurately reflect performance, in each case, as determined by the Administrator.
iv.Exercisability. Except as otherwise determined by the Administrator and set forth in the applicable Award Agreement, Stock Appreciation Rights that become vested and exercisable in accordance with this Section 3(e) shall remain vested and exercisable until such Stock Appreciation Rights expire or terminate pursuant to Section 3(f).
(6)Termination of Service; Expiration. Except as otherwise determined by the Administrator and set forth in the applicable Award Agreement, each Award of Stock Appreciation Rights granted under the Plan shall be subject to termination, forfeiture and expiration as follows (and, for the avoidance of doubt, Stock Appreciation Rights may not be
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exercised to any extent by anyone following the date on which such Stock Appreciation Rights terminate, are forfeited or expire, as applicable):
i.Termination of Service.
(1)General. If a Participant incurs a Termination of Service for any reason prior to any applicable Vesting Date, the Participant will forfeit all then-unvested Stock Appreciation Rights subject to such Award upon such Termination of Service.
(2)For Cause. Notwithstanding anything to the contrary herein, if a Participant incurs a Termination of Service for Cause, the Participant will forfeit all Stock Appreciation Rights subject to such Award (whether or not then-vested) upon such Termination of Service as of the start of business on the date of such Termination of Service.
ii.Expiration.
(1)Any then-outstanding and unvested Tranche I SARs subject to an Award will expire and be forfeited by the Participant on the fourth (4th) anniversary of the applicable date of grant.
(21)Any then-outstanding and unvested Tranche II SARs subject to an Award will expire and be forfeited by the Participant on the fifth (5th) anniversary of the applicable date of grant.
(22)Any then-outstanding and unvested Tranche III SARs subject to an Award will expire and be forfeited by the Participant on the sixth (6th) anniversary of the applicable date of grant.
(23)Any then-outstanding SARs subject to an Award (whether vested or unvested) will expire and be forfeited by the Participant on the seventh (7th) anniversary of the applicable date of grant.
(g.Exercise. Vested Stock Appreciation Rights may be exercised by delivering to the Company (or its Agent) a written notice of exercise, in any form approved by the Administrator (which may be electronic and provided through the online platform maintained by an Agent), signed or submitted by the person authorized to exercise the Stock Appreciation Right, together with payment in full of the required amount(s) for any applicable taxes. Unless the Administrator otherwise determines, a Stock Appreciation Right may not be exercised for a fraction of a Share.
4.Miscellaneous.
Certain Incorporations. The terms and conditions set forth in Article III (“Administration and Delegation”), Article VIII (“Adjustments for Changes in Common Stock and Certain Other Events”), Article IX (“General Provisions Applicable to Awards”), and Article X (“Miscellaneous”) of the 2022 Plan, but excluding each of Section 9.6 (“Amendment of Award;
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Repricing”),1 Section 10.3 (“Effective Date and Termination of Plan”) and Section 10.4 (“Amendment of Plan”), together with any successor provisions to any of the foregoing (other than Sections 10.3 and 10.4), are hereby incorporated into the Plan as if first set forth herein and shall be applicable to the Plan and all Awards hereunder. For clarity, (i) Shares subject to or delivered in respect of Awards hereunder shall not be counted for any purposes of determining the number of Shares available under the Overall Share Limit, Article IV of the 2022 Plan or otherwise under the 2022 Plan, and (ii) Shares subject to or delivered in respect of Awards under the 2022 Plan shall not be counted for any purposes of determining the number of Shares available under the Share Limit contained in Section 2(a) above or otherwise under the Plan.
(b.Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type or changing the exercise or settlement date. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, and/or (ii) the change is permitted under Article VIII of the 2022 Plan or pursuant to Section 8.6 of the 2022 Plan. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may not, without the approval of the stockholders of the Company, (A) reduce the strike price per share of outstanding Stock Appreciation Rights or (B) cancel outstanding Stock Appreciation Rights in exchange for cash or other Awards with a strike price per share that is less than the strike price per share of the original Stock Appreciation Rights.
(c.Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date on which the Company’s stockholders approve the Plan (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.
(d.Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than (a) as permitted by the applicable Award Agreement, (b) as provided under Sections 10.6 and 10.15 of the 2022 Plan, or (c) an amendment to increase the Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment (as a condition to the effectiveness of any such Plan amendment): (i) if such Plan Amendment (x) adjusts or otherwise modifies any Adjusted EBITDA dollar threshold set forth in Section 3(e)(i) (other than adjustments or modifications made pursuant to Article VIII (“Adjustments for Changes in Common Stock and Certain Other Events”) of the 2022 Plan) or (y) extends the maximum term of exercisability of any Awards that may be granted hereunder, and/or (ii) to the extent necessary to comply with Applicable Laws.

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(e.Tax Withholding. Without limiting the provisions of Section 9.5 of the 2022 Plan (as incorporated herein), the Company and its Affiliates shall be entitled to deduct and withhold from any amounts payable under the Plan or any Award Agreement all federal, state, local and/or foreign taxes as the Administrator determines to be legally required pursuant to any applicable laws or regulations. In addition, the Administrator may require a Participant, as a condition to the payment of any Award, to satisfy any such withholding obligations by tendering a cash payment to the Company.
(f.No Limitations on Company Action. For the avoidance of doubt, neither the existence of the Plan nor any Award hereunder shall create or be deemed to create any obligation on the part of the Company to seek the consent of any Participant or any other person in order to take or refrain from taking any action.
(g.Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
(h.Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of the Company’s Policy for Recovery of Erroneously Awarded Compensation (the “Recovery Policy”) and any other claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws, as and to the extent set forth in the Recovery Policy, such other claw-back policy or the Award Agreement.
(i.Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V50877-P12909 For Withhold For Against Abstain!! !! !! ! !! SYSTEM1, INC. SYSTEM1, INC. 4235 REDWOOD AVENUE LOS ANGELES, CA 90066 Nominees: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1a. Moujan Kazerani 1b. Frank Martire Jr. 1c. Charles Ursini 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024 3. Approval of System1, Inc. 2024 Stock Appreciation Rights Plan NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1. Election of three (3) Class II Director nominees named in the proxy statement to serve on the Board of Directors The Board of Directors recommends you vote FOR the following proposals: ! !! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SST2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V50878-P12909 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. Continued and to be signed on reverse side SYSTEM1, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 11, 2024 11:00 AM PACIFIC TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Daniel Weinrot and Tridivesh Kidambi, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SYSTEM1, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM Pacific Time on June 11, 2024, virtually at www.virtualshareholdermeeting.com/SST2024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.